Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and between

BANCORPSOUTH BANK

and

CADENCE BANCORPORATION

Dated as of April 12, 2021

	TABLE OF CONTENTS

	Article I

	THE MERGER

1.1	The Merger and Bank Merger	2
1.2	Closing	2
1.3	Effective Time	2
1.4	Effects of the Merger	3
1.5	Conversion of Cadence Common Stock	3
1.6	BancorpSouth Stock	4
1.7	Treatment of Cadence Equity Awards	4
1.8	Treatment of BancorpSouth Equity Awards.	6
1.9	Charter of Surviving Entity	6
1.10	Bylaws of Surviving Entity	7
1.11	Tax Consequences	7

	Article II

	EXCHANGE OF SHARES

2.1	BancorpSouth to Make Consideration Available	7
2.2	Exchange of Shares	7

	Article III

	REPRESENTATIONS AND WARRANTIES OF CADENCE

3.1	Corporate Organization	10
3.2	Capitalization	12
3.3	Authority; No Violation	13
3.4	Consents and Approvals	14
3.5	Reports	15
3.6	Financial Statements	15
3.7	Broker’s Fees	17
3.8	Absence of Certain Changes or Events	17
3.9	Legal and Regulatory Proceedings	17
3.10	Taxes and Tax Returns	18
3.11	Employees	19
3.12	SEC Reports	21
3.13	Compliance with Applicable Law	22
3.14	Certain Contracts	24
3.15	Agreements with Regulatory Agencies	25
3.16	Environmental Matters	26
3.17	Investment Securities and Commodities	26

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3.18	Real Property	26
3.19	Intellectual Property	27
3.20	Related Party Transactions	27
3.21	State Takeover Laws	28
3.22	Reorganization	28
3.23	Opinion	28
3.24	Cadence Information	28
3.25	Loan Portfolio	28
3.26	Insurance	29
3.27	Investment Advisor Subsidiaries	30
3.28	Insurance Subsidiaries	30
3.29	Broker-Dealer Subsidiaries	31
3.30	No Other Representations or Warranties	32

	Article IV

	REPRESENTATIONS AND WARRANTIES OF BANCORPSOUTH

4.1	Corporate Organization	32
4.2	Capitalization	33
4.3	Authority; No Violation	34
4.4	Consents and Approvals	36
4.5	Reports	36
4.6	Financial Statements	37
4.7	Broker’s Fees	38
4.8	Absence of Certain Changes or Events	38
4.9	Legal and Regulatory Proceedings	38
4.10	Taxes and Tax Returns	39
4.11	Employees	40
4.12	FDIC Reports	42
4.13	Compliance with Applicable Law	43
4.14	Certain Contracts	44
4.15	Agreements with Regulatory Agencies	46
4.16	Environmental Matters	47
4.17	Investment Securities and Commodities	47
4.18	Real Property	47
4.19	Intellectual Property	48
4.20	Related Party Transactions	48
4.21	State Takeover Laws	48
4.22	Reorganization	48
4.23	Opinion	48
4.24	BancorpSouth Information	49
4.25	Loan Portfolio	49
4.26	Insurance	50
4.27	Investment Advisory Subsidiaries	50
4.28	Insurance Subsidiaries	50
4.29	Broker-Dealer Subsidiaries	51
4.30	No Other Representations or Warranties	51

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	Article V

	COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Conduct of Businesses Prior to the Effective Time	51
5.2	Forbearances	52

	Article VI

	ADDITIONAL AGREEMENTS

6.1	Regulatory Matters	55
6.2	Access to Information; Confidentiality	57
6.3	Non-Control.	58
6.4	Shareholders’ Approvals	59
6.5	Legal Conditions to Merger	60
6.6	Stock Exchange Listing	60
6.7	Employee Matters	60
6.8	Indemnification; Directors’ and Officers’ Insurance	62
6.9	Additional Agreements	63
6.10	Advice of Changes	63
6.11	Dividends	64
6.12	Shareholder Litigation	64
6.13	Corporate Governance; Headquarters	65
6.14	Acquisition Proposals	66
6.15	Public Announcements	67
6.16	Change of Method	67
6.17	Restructuring Efforts	67
6.18	Takeover Statutes	68
6.19	Treatment of Cadence Indebtedness	68
6.20	Exemption from Liability Under Section 16(b)	68
6.21	Certain Tax Matters	69

	Article VII

	CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation to Effect the Merger	69
7.2	Conditions to Obligations of BancorpSouth	69
7.3	Conditions to Obligations of Cadence	70
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	Article VIII

	TERMINATION AND AMENDMENT

8.1	Termination	71
8.2	Effect of Termination	72

	Article IX

	GENERAL PROVISIONS

9.1	Amendment	74
9.2	Extension; Waiver	74
9.3	Nonsurvival of Representations, Warranties and Agreements	75
9.4	Expenses	75
9.5	Notices	75
9.6	Interpretation	76
9.7	Counterparts	77
9.8	Entire Agreement	77
9.9	Governing Law; Jurisdiction	77
9.10	Waiver of Jury Trial	78
9.11	Assignment; Third-Party Beneficiaries	78
9.12	Specific Performance	78
9.13	Severability	79
9.14	Confidential Supervisory Information	79
9.15	Delivery by Facsimile or Electronic Transmission	79

Exhibit A – Form of BancorpSouth Bylaw Amendment

Exhibit B – Form of Bank Merger Agreement

Exhibit C – Directors and Officers

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INDEX OF DEFINED TERMS

Page

Acceptable Confidentiality Agreement	67
Acquisition Proposal	67
affiliate	77
Agreement	1
BancorpSouth	1
BancorpSouth 401(k) Plan	62
BancorpSouth Agent	51
BancorpSouth Benefit Plans	40
BancorpSouth Board Recommendation	59
BancorpSouth Bylaw Amendment	7
BancorpSouth Bylaws	33
BancorpSouth Charter	33
BancorpSouth Common Stock	3
BancorpSouth Contract	46
BancorpSouth Converted RSU Award	4
BancorpSouth Converted Stock Option	4
BancorpSouth Disclosure Schedule	32
BancorpSouth Equity Awards	34
BancorpSouth Equity Incentive Plan	6
BancorpSouth ERISA Affiliate	40
BancorpSouth Insurance Subsidiary	51
BancorpSouth Meeting	58
BancorpSouth Owned Properties	48
BancorpSouth Preferred Stock	34
BancorpSouth Qualified Plans	41
BancorpSouth Real Property	48
BancorpSouth Regulatory Agreement	47
BancorpSouth Reports	43
BancorpSouth Securities	34
BancorpSouth Subsidiary	33
BancorpSouth Tax Certificate	69
Bank Merger	1
Bank Merger Act	12
Bank Merger Agreement	2
Bank Merger Certificates	2
Bank Merger Effective Time	2
BHC Act	10
business day	77
Cadence	1
Cadence 401(k) Plan	62
Cadence Advisory Subsidiary	30
Cadence Agent	31
Cadence Articles	11
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Cadence Bank	1
Cadence Benefit Plans	19
Cadence Board Recommendation	59
Cadence Broker-Dealer Subsidiary	31
Cadence Bylaws	11
Cadence Class A Common Stock	3
Cadence Class B Common Stock	3
Cadence Common Stock	3
Cadence Compensation Committee	5
Cadence Contract	25
Cadence Disclosure Schedule	10
Cadence Equity Awards	6, 12
Cadence ERISA Affiliate	19
Cadence Indemnified Parties	62
Cadence Insiders	69
Cadence Insurance Subsidiary	31
Cadence Meeting	58
Cadence Owned Properties	27
Cadence Preferred Stock	12
Cadence PSU Award	5
Cadence Qualified Plans	19
Cadence Real Property	27
Cadence Regulatory Agreement	26
Cadence Reports	21
Cadence RSU Award	4
Cadence Securities	13
Cadence Stock Option	4
Cadence Subsidiary	11
Cadence Tax Certificate	69
Certificates of Merger	2
Chosen Courts	78
Closing	2
Closing Date	2
Code	1
Confidentiality Agreement	58
Continuing Employees	61
Delaware Secretary	2
DGCL	2
Effective Time	2
Enforceability Exceptions	14
Environmental Laws	26
ERISA	19
ESPP	5
Exchange Act	16
Exchange Agent	7
Exchange Fund	7
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Exchange Ratio	3
FDIC	12
Federal Reserve Board	15
Final Offering	5
FINRA	14
GAAP	10
Governmental Entity	15
Intellectual Property	27
Investment Advisers Act	30
IRS	19
Joint Proxy Statement	14
knowledge	77
Liens	13
Loans	29
made available	77
Material Adverse Effect	10
Materially Burdensome Regulatory Condition	57
MBCA	2
Merger	1
Merger Consideration	3
Mississippi Department	2
Mississippi Secretary	2
MS Code	2
Multiemployer Plan	19
Multiple Employer Plan	20
New Certificates	7
NYSE	8
OCC	14
Offering Circular	14
Old Certificate	3
ordinary course	77
ordinary course of business	77
Outstanding Performance Period BancorpSouth PSUs	6
Pandemic	11
Pandemic Measures	11
PBGC	20
Permitted Encumbrances	27
person	77
Personal Data	22
Premium Cap	63
Recommendation Change	59
Regulatory Agencies	15
Representatives	66
Requisite BancorpSouth Vote	35
Requisite Cadence Vote	13
Requisite Regulatory Approvals	57
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Sarbanes-Oxley Act	16
SEC	14
Securities Act	21
Security Breach	23
Special Dividend	65
SRO	15
Subsidiary	11
Surviving Entity	1
Takeover Statutes	28
Tax	18
Tax Return	19
Taxes	18
Termination Date	73
Termination Fee	74
transactions contemplated by this Agreement	77
transactions contemplated hereby	77
willful and material breach	73

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AGREEMENT AND PLAN OF MERGER, dated as of April 12, 2021 (this “Agreement”), by and between BancorpSouth Bank, a Mississippi-chartered bank (“BancorpSouth”), and Cadence Bancorporation, a Delaware corporation (“Cadence”).

Recitals

               A.     The Boards of Directors of BancorpSouth and Cadence have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement, pursuant to which Cadence will, subject to the terms and conditions set forth herein, merge with and into BancorpSouth (the “Merger”), so that BancorpSouth is the surviving entity (in such capacity, the “Surviving Entity”) in the Merger.

               B.     In furtherance thereof, the respective Boards of Directors of BancorpSouth and Cadence have approved the Merger and adopted this Agreement and have resolved to submit this Agreement to their respective shareholders for approval and to recommend that their respective shareholders approve this Agreement.

               C.     For federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code.

               D.     Simultaneous with entering into this Agreement, BancorpSouth has entered into an agreement with each of James D. Rollins III, Paul B. Murphy Jr., Chris A. Bagley, Rudolph H. Holmes, IV and Valerie C. Toalson with respect to their ongoing employment and services to BancorpSouth from and after the Effective Time.

               E.      Immediately following the Merger, and subject to it occurring, Cadence Bank, N.A. (“Cadence Bank”) will merge with and into the Surviving Entity (the “Bank Merger” ) so that the Surviving Entity is the surviving entity in the Bank Merger.

               F.      In this Agreement, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

               NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows:

Article I

THE MERGER

1.1       The Merger and Bank Merger.

(a)       Subject to the terms and conditions of this Agreement, in accordance with the Mississippi Business Corporation Act (the “MBCA”), the Mississippi Code of 1972 (the “MS Code”) and the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Cadence shall merge with and into BancorpSouth pursuant to this Agreement. BancorpSouth shall be the Surviving Entity, and shall continue its corporate existence under the laws of the State of Mississippi. Upon consummation of the Merger, the separate corporate existence of Cadence shall terminate.

(b)       At the Bank Merger Effective Time, Cadence Bank will merge with and into the Surviving Entity. The Surviving Entity shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Cadence Bank shall cease. The Bank Merger shall be implemented pursuant to that certain agreement and plan of merger between BancorpSouth and Cadence Bank, dated as of the date hereof, a form of which is attached as Exhibit B (the “Bank Merger Agreement”). Each of BancorpSouth and Cadence shall, and Cadence shall cause Cadence Bank to, execute certificates or articles of merger and such other agreements, documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) at the Bank Merger Effective Time. The Bank Merger shall become effective immediately following the Effective Time in accordance with applicable law (the “Bank Merger Effective Time”).

1.2       Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) and the Bank Merger will take place by electronic exchange of documents at 10:00 a.m., Central time, on a date which shall be no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of all of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by Cadence and BancorpSouth. The date on which the Closing occurs is referred to as the “Closing Date.”

1.3       Effective Time. On or (if agreed by Cadence and BancorpSouth) prior to the Closing Date, BancorpSouth and Cadence, respectively, shall cause to be filed a certificate of merger with the Secretary of State of the State of Mississippi (the “Mississippi Secretary”) in accordance with the MBCA and with the Mississippi Department of Banking and Consumer Finance (the “Mississippi Department” ) in accordance with the MS Code and a certificate of merger with the Secretary of State of the State of Delaware (the “Delaware Secretary”) (collectively, the “Certificates of Merger”). The Merger shall become effective at such time as specified in the Certificates of Merger in accordance with the relevant provisions of the MBCA, MS Code and DGCL, or at such other time as shall be provided by applicable law (such time hereinafter referred to as the “Effective Time”).

1.4            Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the MBCA, the Code, the DGCL and this Agreement.

1.5           Conversion of Cadence Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of BancorpSouth, Cadence or the holder of any securities of BancorpSouth or Cadence:

(a)         Subject to Section 2.2(e), each share of the Class A Common Stock, par value $0.01 per share (the “Cadence Class A Common Stock”), of Cadence issued and outstanding immediately prior to the Effective Time and each share of the Class B Non-Voting Common Stock (the “Cadence Class B Common Stock”), par value $0.01 per share, of Cadence issued and outstanding immediately prior to the Effective Time (collectively, the “Cadence Common Stock”), except for shares of Cadence Common Stock owned by Cadence or BancorpSouth (in each case, other than shares of Cadence Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties, or (ii) held, directly or indirectly, by Cadence or BancorpSouth in respect of debts previously contracted), shall be converted into the right to receive 0.70 shares (the “Exchange Ratio”; and such shares, the “Merger Consideration”) of the common stock, par value $2.50, of BancorpSouth (the “BancorpSouth Common Stock”); it being understood that at and after the Effective Time, pursuant to Section 1.6, the BancorpSouth Common Stock, including the shares issued to former holders of Cadence Common Stock, shall be the common stock of the Surviving Entity.

(b)          All of the shares of Cadence Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate”; it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Cadence Common Stock) previously representing any such shares of Cadence Common Stock shall thereafter represent only the right to receive (i) a New Certificate representing the number of whole shares of BancorpSouth Common Stock that such shares of Cadence Common Stock have been converted into the right to receive, (ii) cash in lieu of fractional shares which the shares of Cadence Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon, and (iii) any dividends or distributions that the holder thereof has the right to receive pursuant to Section 2.2, in each case, without any interest thereon. If, prior to the Effective Time, the outstanding shares of BancorpSouth Common Stock or Cadence Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give BancorpSouth and the holders of Cadence Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing contained in this sentence shall be construed to permit Cadence or BancorpSouth to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.

(c)           Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Cadence Common Stock that are owned by Cadence or BancorpSouth (in each case, other than shares of Cadence Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties, or (ii) held, directly or indirectly, by Cadence or BancorpSouth in respect of debts previously contracted) shall be cancelled and shall cease to exist and no BancorpSouth Common Stock or other consideration shall be delivered in exchange therefor.

1.6         BancorpSouth Stock. At and after the Effective Time, each share of BancorpSouth Common Stock and each share of BancorpSouth Preferred Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock or preferred stock, as applicable, of the Surviving Entity and shall not be affected by the Merger.

1.7         Treatment of Cadence Equity Awards.

(a)         Each option to purchase shares of Cadence Common Stock (a “Cadence Stock Option”) that is outstanding immediately prior to the Effective Time shall be equitably adjusted immediately prior to the Effective Time pursuant to the terms of the applicable Cadence plan and award agreement by reducing the exercise price thereof by an amount equal to the Special Dividend, contingent on the consummation of the Merger. At the Effective Time, each Cadence Stock Option that is outstanding and unexercised immediately prior to the Effective Time shall, automatically and without any required action on part of the holder thereof, be converted into an option (a “BancorpSouth Converted Stock Option”) to purchase (i) that number of shares of BancorpSouth Common Stock (rounded down to the nearest whole share) equal to the product of (A) the total number of shares of Cadence Common Stock subject to such Cadence Stock Option immediately prior to the Effective Time multiplied by (B) the Exchange Ratio (as adjusted if necessary pursuant to the last sentence of Section 1.5(b)), (ii) at an exercise price per share of BancorpSouth Common Stock (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of Cadence Common Stock of such Cadence Stock Option immediately prior to the Effective Time divided by (B) the Exchange Ratio (as adjusted if necessary pursuant to the last sentence of Section 1.5(b)); provided, however, that the exercise price and the number of shares of BancorpSouth Common Stock purchasable pursuant to the BancorpSouth Converted Stock Options shall be determined in a manner consistent with the requirements of Section 409A of the Internal Revenue Code; provided, further, that in the case of any BancorpSouth Converted Stock Option to which Section 422 of the Internal Revenue Code applies, the exercise price and the number of shares of BancorpSouth Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Internal Revenue Code. Except as expressly provided in this Section 1.7(a), each such BancorpSouth Converted Stock Option shall be subject to the same terms and conditions (including exercisability and forfeiture terms), after giving effect to any “change in control” provisions under the applicable Cadence equity incentive plan or award agreement, as applied to the corresponding Cadence Stock Option immediately prior to the Effective Time.

(b)          At the Effective Time, each restricted stock unit award in respect of shares of Cadence Common Stock (a “Cadence RSU Award”) that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, be converted into the right to receive (A) a restricted stock unit award (each, a “BancorpSouth Converted RSU Award”) in respect of that number of shares of BancorpSouth Common Stock (rounded to the nearest whole share) equal to the product of (i) the total number of shares of Cadence Common Stock subject to the Cadence RSU Award immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio (as it may be adjusted if necessary pursuant to the last sentence of Section 1.5(b)) and (B) the Special Dividend with respect to the number of shares of Cadence Common Stock subject to the Cadence RSU Award, which will be credited in cash to a dividend equivalent account (“DEU Account”) for the benefit of the award holder, with the BancorpSouth Converted RSU Award and the amount credited to the DEU Account in respect thereof to be subject to the same terms and conditions, including vesting and settlement, as apply to the corresponding Cadence RSU Award immediately prior to the Effective Time. Except as expressly provided in this Section 1.7(b), each such BancorpSouth Converted RSU Award shall be subject to the same terms and conditions (including vesting terms) as applied to the corresponding Cadence RSU Award immediately prior to the Effective Time.

(c)          At the Effective Time, each performance stock unit (a “Cadence PSU Award”) that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, be converted into the right to receive (A) a BancorpSouth Converted RSU Award in respect of that number of shares of BancorpSouth Common Stock (rounded to the nearest whole share) equal to the product of (i) total number of shares of Cadence Common Stock subject to the Cadence PSU Award immediately prior to the Effective Time, with the number of shares of Cadence Common Stock determined based on the higher of target performance and actual performance through the latest practicable date prior to the Effective Time as reasonably determined by the compensation committee of the Cadence Board of Directors in consultation with BancorpSouth (the “Cadence Compensation Committee”), multiplied by (ii) the Exchange Ratio (as it may be adjusted if necessary pursuant to the last sentence of Section 1.5(b)) and (B) the Special Dividend with respect to the number of shares of Cadence Common Stock subject to such Cadence PSU Award that is determined to be earned as provided herein, which will be credited in cash to a DEU Account for the benefit of the award holder, with the BancorpSouth Converted RSU Award and the amount credited to such DEU Account to be subject to the same terms and conditions, including vesting and settlement, as applied with respect to the corresponding Cadence PSU Award immediately prior to the Effective Time. Except as specifically provided in this Section 1.7(c), each such BancorpSouth Converted RSU Award shall be subject to the same terms and conditions (including service-based vesting terms but not performance goals) as applied to the corresponding Cadence PSU Award immediately prior to the Effective Time.

(d)          As soon as reasonably practicable following the date of this Agreement and in any event prior to the Effective Time, Cadence shall take all actions (including obtaining any necessary determinations and/or resolutions of Cadence’s board of directors or a committee thereof and, if appropriate, amending the terms of Cadence’s Employee Stock Purchase Plan (the “ESPP”) that may be necessary or required under the ESPP and applicable laws to (A) ensure that, except for the three month offering period under the ESPP that commenced on April 1, 2021 (the “Final Offering”), no offering period shall be authorized or commenced on or after the date of this Agreement, (B) if the Closing shall occur prior to the end of the Final Offering, each individual participating in the Final Offering shall receive notice of the transactions contemplated by this Agreement no later than ten (10) business days prior to the Closing Date and shall have an opportunity to terminate his or her outstanding purchase rights under the ESPP, (C) the Final Offering shall end no later than the Closing Date, (D) each ESPP participant’s accumulated contributions under the ESPP shall be used to purchase shares of Cadence Common Stock in accordance with the ESPP as of the end of the Final Offering, (E) the applicable purchase price for shares of Cadence Common Stock shall not be decreased below the levels set forth in the ESPP as of the date of this Agreement and (F) the ESPP shall terminate in its entirety at the Effective Time and no further rights shall be granted or exercised under the ESPP thereafter.

(e)        At or prior to the Effective Time, Cadence, the Board of Directors of Cadence and the Cadence Compensation Committee, as applicable, shall adopt any resolutions and take any actions that are necessary or appropriate to effectuate the provisions of this Section 1.7 and provide for the deduction, withholding and remittance of any Taxes or amounts required under applicable law.

(f)       As of the Effective Time, the number and kind of shares available for issuance under each Cadence equity or equity-based incentive plan shall be adjusted to reflect BancorpSouth Common Stock in accordance with the provisions of the applicable plan.

(g)        BancorpSouth shall take all corporate actions that are necessary for the treatment of the Cadence Stock Options, Cadence RSU Awards and Cadence PSU Awards (together, the “Cadence Equity Awards”) pursuant to Section 1.7(a) through 1.7(d), including the reservation, issuance and listing of BancorpSouth Common Stock as necessary to effect the transactions contemplated by this Section 1.7.

1.8         Treatment of BancorpSouth Equity Awards.

(a)        With respect to any BancorpSouth Equity Awards (as defined below) outstanding immediately prior to the Effective Time, upon a termination of employment of a holder by BancorpSouth without Cause (as defined in Section 8.3(b) of the BancorpSouth Long-Term Equity Incentive Plan (the “BancorpSouth Equity Incentive Plan”)) within 24 months following the Closing, such BancorpSouth Equity Awards (other than any BancorpSouth PSU Awards with an outstanding performance period (the “Outstanding Performance Period BancorpSouth PSUs”)) shall become fully vested; provided that, any Outstanding Performance Period BancorpSouth PSU will cease to be subject to any service-based vesting conditions and continue to be subject to performance-based vesting conditions in accordance with the terms of the award.

(b)        Prior to the Effective Time, BancorpSouth, the Board of Directors of BancorpSouth and the BancorpSouth Compensation Committee, as applicable, shall adopt any resolutions and take any actions that are necessary or appropriate to effectuate the provisions of this Section 1.8.

1.9       Charter of Surviving Entity. At the Effective Time, the charter of BancorpSouth, as in effect immediately prior to the Effective Time shall be the charter of the Surviving Entity until thereafter amended in accordance with applicable law.

1.10       Bylaws of Surviving Entity . At the Effective Time, the bylaws of BancorpSouth, as in effect immediately prior to the Effective Time, as amended as set forth in Exhibit A (such amendment, the “BancorpSouth Bylaw Amendment”), shall be the bylaws of the Surviving Entity until thereafter amended in accordance with applicable law.

1.11        Tax Consequences.  It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.

Article II

EXCHANGE OF SHARES

2.1       BancorpSouth to Make Consideration Available.  At or prior to the Effective Time, BancorpSouth shall deposit, or shall cause to be deposited, with an exchange agent mutually agreed upon by BancorpSouth and Cadence (the “Exchange Agent”), for exchange in accordance with this Article II for the benefit of the holders of Old Certificates, certificates or, at BancorpSouth’s option, evidence in book-entry form, representing shares of BancorpSouth Common Stock to be issued pursuant to Section 1.5 (collectively, referred to herein as “New Certificates”), and cash in lieu of any fractional shares to be paid pursuant to Section 2.2(e) (such cash and New Certificates, together with any dividends or distributions with respect to shares of BancorpSouth Common Stock payable in accordance with Section 2.2(b), being hereinafter referred to as the “Exchange Fund”).

2.2          Exchange of Shares.

(a)         As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, BancorpSouth shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of Cadence Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive BancorpSouth Common Stock pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for New Certificates representing the number of whole shares of BancorpSouth Common Stock and any cash in lieu of fractional shares, which the shares of Cadence Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b). Upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of whole shares of BancorpSouth Common Stock to which such holder of Cadence Common Stock shall have become entitled pursuant to the provisions of Article I, and (ii) a check representing the amount of (x) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II, and (y) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2(b), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates. Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of BancorpSouth Common Stock which the shares of Cadence Common Stock represented by such Old Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b)          No dividends or other distributions declared with respect to BancorpSouth Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of BancorpSouth Common Stock that the shares of Cadence Common Stock represented by such Old Certificate have been converted into the right to receive.

(c)          If any New Certificate representing shares of BancorpSouth Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of BancorpSouth Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)          After the Effective Time, there shall be no transfers on the stock transfer books of Cadence of the shares of Cadence Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for New Certificates representing shares of BancorpSouth Common Stock, cash in lieu of fractional shares and dividends or distributions as contemplated by this Section 2.2, as applicable.

(e)          Notwithstanding anything to the contrary contained in this Agreement, no New Certificates or scrip representing fractional shares of BancorpSouth Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to BancorpSouth Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of BancorpSouth. In lieu of the issuance of any such fractional share, BancorpSouth shall pay to each former holder of Cadence Common Stock who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of BancorpSouth Common Stock on the New York Stock Exchange (the “NYSE”) as reported by The Wall Street Journal for the consecutive period of five (5) full trading days ending on the day preceding the Closing Date by (ii) the fraction of a share (after taking into account all shares of Cadence Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest one-thousandth when expressed in decimal form) of BancorpSouth Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(f)           Any portion of the Exchange Fund that remains unclaimed by the shareholders of Cadence for twelve (12) months after the Effective Time shall be paid to the Surviving Entity. Any former holders of Cadence Common Stock who have not theretofore complied with this Article II shall thereafter look only to the Surviving Entity for payment of the shares of BancorpSouth Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the BancorpSouth Common Stock deliverable in respect of each former share of Cadence Common Stock such holder holds as determined pursuant to this Agreement without any interest thereon. Notwithstanding the foregoing, none of BancorpSouth, Cadence, the Surviving Entity, the Exchange Agent or any other person shall be liable to any former holder of shares of Cadence Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g)          BancorpSouth shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of BancorpSouth Common Stock, cash dividends or distributions payable pursuant to this Section 2.2 or any other amounts otherwise payable pursuant to this Agreement to any holder of Cadence Common Stock or Cadence Equity Awards, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by BancorpSouth or the Exchange Agent, as the case may be, and paid over to the appropriate Governmental Entity, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Cadence Common Stock, Cadence Equity Awards in respect of which the deduction and withholding was made by BancorpSouth or the Exchange Agent, as the case may be.

(h)           In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by BancorpSouth or the Exchange Agent, the posting by such person of a bond in such amount as BancorpSouth or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the shares of BancorpSouth Common Stock and any cash in lieu of fractional shares, and dividends or distributions, deliverable in respect thereof pursuant to this Agreement.

Article III

REPRESENTATIONS AND WARRANTIES OF CADENCE

Except (a) as disclosed in the disclosure schedule delivered by Cadence to BancorpSouth concurrently herewith (the “Cadence Disclosure Schedule”) (it being understood that (i) no item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Cadence Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Cadence that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article III shall be deemed to qualify (1) any other section of this Article III specifically referenced or cross-referenced, and (2) other sections of this Article III or Section 6.1 of the Bank Merger Agreement to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections), or (b) as disclosed in any Cadence Reports filed with or furnished to the SEC by Cadence since December 31, 2018 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Cadence hereby represents and warrants to BancorpSouth as follows:

3.1           Corporate Organization.

(a)          Cadence is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”) and has elected to be treated as a financial holding company under the BHC Act. Cadence has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Cadence is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cadence. As used in this Agreement, the term “Material Adverse Effect” means, with respect to BancorpSouth, Cadence or the Surviving Entity, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations (including the Pandemic Measures) of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities (as defined below), (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries (including any such changes arising out of a Pandemic or any Pandemic Measures), (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event (including a Pandemic), (E) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees) or actions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, or (F) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying causes of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred), except to the extent otherwise excepted by this proviso); except, with respect to subclauses (A), (B), (C), or (D) to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate), or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the term “Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or Covid-19, or any evolutions or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto; the term “Pandemic Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or other laws, directives, policies, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to a Pandemic; and the term “Subsidiary” when used with respect to any person, means any subsidiary of such person within the meaning ascribed to such term in either Rule 1-02 of Regulation S-X promulgated by the SEC or the BHC Act. True and complete copies of the third amended and restated certificate of incorporation of Cadence (the “Cadence Articles”) and the second amended and restated bylaws of Cadence (the “Cadence Bylaws”), in each case, as in effect as of the date of this Agreement, have previously been made available by Cadence to BancorpSouth.

(b)          Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cadence, each Subsidiary of Cadence (a “Cadence Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing, and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of Cadence or any Subsidiary of Cadence to pay dividends or distributions except, in the case of Cadence or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. Cadence Bank is the only depository institution Subsidiary of Cadence, and the deposit accounts of Cadence Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950 (the “Bank Merger Act”) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 3.1(b) of the Cadence Disclosure Schedule sets forth a true, correct and complete list of all Subsidiaries of Cadence as of the date hereof. True and complete copies of the organizational documents of Cadence Bank as in effect as of the date of this Agreement have previously been made available by Cadence to BancorpSouth. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of Cadence other than the Cadence Subsidiaries.

3.2            Capitalization.

(a)          The authorized capital stock of Cadence consists of 600,000,000 shares of the Cadence Common Stock, 300,000,000 shares of which are authorized for Cadence Class A Common Stock and 300,000,000 shares of which are authorized for Cadence Class B Common Stock and 50,000,000 shares of preferred stock, par value $0.01 per share (“Cadence Preferred Stock”). As of April 1, 2021, there were (i) 124,698,503 shares of Cadence Class A Common Stock issued and outstanding and no shares of Cadence Class B Common Stock issued and outstanding; (ii) 1,068,565 shares of Cadence Common Stock reserved for issuance upon the exercise of outstanding Cadence Stock Options; (iii) 594,741 shares of Cadence Common Stock reserved for issuance upon the settlement of outstanding Cadence PSU Awards (assuming performance goals are satisfied at the target level) or 1,189,282 shares of Cadence Common Stock reserved for issuance upon the settlement of outstanding Cadence PSU Awards (assuming performance goals are satisfied at the maximum level); (iv) 1,173,207 shares of Cadence Common Stock reserved for issuance upon the settlement of outstanding Cadence RSU Awards; and (v) no shares of Cadence Preferred Stock issued and outstanding. As of the date of this Agreement, except as set forth in the immediately preceding two sentences, for changes since April 1, 2021 resulting from the exercise, vesting or settlement of any Cadence Stock Options, Cadence RSU Awards and Cadence PSU Awards (collectively, “Cadence Equity Awards”) described in the immediately preceding two sentences and 2,983,303 shares of Cadence Common Stock reserved for issuance pursuant to future grants under the Cadence equity incentive plans, there are no shares of capital stock or other voting securities or equity interests of Cadence issued, reserved for issuance or outstanding. All the issued and outstanding shares of Cadence Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Cadence may vote. Other than Cadence Equity Awards issued prior to the date of this Agreement as described in this Section 3.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in Cadence, or contracts, commitments, understandings or arrangements by which Cadence may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Cadence, or that otherwise obligate Cadence to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “Cadence Securities”). Other than Cadence Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined, in whole or in part, based on the price of any capital stock of Cadence or any of its Subsidiaries) are outstanding. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which Cadence or any of its Subsidiaries is a party with respect to the voting or transfer of Cadence Common Stock, capital stock or other voting or equity securities or ownership interests of Cadence or granting any shareholder or other person any registration rights.

(b)          Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cadence, Cadence owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the Cadence Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, and security interests whatsoever, and any other encumbrances securing a payment or the performance of an obligation (collectively, “Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under any provision of applicable state law comparable to 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof.

3.3           Authority; No Violation.

(a)          Cadence has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Cadence. The Board of Directors of Cadence has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of Cadence and its shareholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger), and has directed that this Agreement be submitted to Cadence’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of a majority of all the votes entitled to be cast on this Agreement by holders of Cadence Common Stock (the “Requisite Cadence Vote”), and the approval of the Bank Merger Agreement by Cadence as Cadence Bank’s sole shareholder, no other corporate proceedings on the part of Cadence are necessary to approve this Agreement or to consummate the transactions contemplated hereby (other than the submission to the shareholders of Cadence of an advisory (non-binding) vote on the compensation that may be paid or become payable to Cadence’s named executive officers that is based on or otherwise related to the transactions contemplated by this Agreement). This Agreement has been duly and validly executed and delivered by Cadence and (assuming due authorization, execution and delivery by BancorpSouth) constitutes a valid and binding obligation of Cadence, enforceable against Cadence in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws of general applicability affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b)          Neither the execution and delivery of this Agreement by Cadence nor the consummation by Cadence of the transactions contemplated hereby (including the Merger and the Bank Merger), nor compliance by Cadence with any of the terms or provisions hereof, will (i) violate any provision of the Cadence Articles or the Cadence Bylaws, or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Cadence or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Cadence or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Cadence or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Cadence.

(c)           The representations and warranties of Cadence Bank in the Bank Merger Agreement are true and correct as of the date hereof, except to the extent that their failure to be true and correct would not have a Material Adverse Effect on Cadence.

3.4         Consents and Approvals.  Except for (a) the filing of any required applications, filings and notices, as applicable, with the NYSE, (b) the filing of any required applications, filings and notices, as applicable, with the FDIC, including under the Bank Merger Act, and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the Mississippi Department, and approval of such applications, filings and notices, (d) the filing of any required filings and notices, as applicable, with the Office of the Comptroller of the Currency (the “OCC”), (e) the filing of any required applications, filings or notices with the Financial Industry Regulatory Authority (“FINRA”) and approval of such applications, filings and notices, (f) those additional applications, filings and notices, if any, listed on Section 3.4 of the Cadence Disclosure Schedule or Section 4.4 of the BancorpSouth Disclosure Schedule and approval of such applications, filings and notices, (g) the filing with each of the Securities and Exchange Commission (the “SEC”) and the FDIC of a joint proxy statement in definitive form relating to the meetings of Cadence’s and BancorpSouth’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Proxy Statement”), which shall include an offering circular with respect to the BancorpSouth Common Stock to be issued in connection with the transactions contemplated by this Agreement (the “Offering Circular”), (h) the filing of the Certificates of Merger with the Mississippi Secretary pursuant to the MBCA, the Mississippi Department pursuant to the MS Code and the Delaware Secretary pursuant to the DGCL, as applicable, the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law, and (i) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of BancorpSouth Common Stock pursuant to this Agreement and the approval of the listing of such BancorpSouth Common Stock on the NYSE, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental or regulatory authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by Cadence of this Agreement, or (ii) the consummation by Cadence of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Cadence has no knowledge of any reason why the necessary regulatory approvals and consents will not be received by Cadence to permit consummation of the Merger and the Bank Merger on a timely basis.

3.5         Reports. Cadence and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2019 with (i) any state regulatory authority, (ii) the SEC, (iii) the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), (iv) the OCC, (v) the FDIC, (vi) any foreign regulatory authority, and (vii) any self-regulatory organization (an “SRO”) (clauses (i) – (vii), collectively “Regulatory Agencies”), including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Cadence. Subject to Section 9.14, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Cadence and its Subsidiaries, no Regulatory Agency or governmental agency or authority has initiated or has pending any proceeding or, to the knowledge of Cadence, investigation into the business or operations of Cadence or any of its Subsidiaries since January 1, 2019, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Cadence. Subject to Section 9.14, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Cadence or any of its Subsidiaries, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Cadence or any of its Subsidiaries since January 1, 2019, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Cadence.

3.6          Financial Statements.

(a)         The financial statements of Cadence and its Subsidiaries included (or incorporated by reference) in the Cadence Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Cadence and its Subsidiaries in all material respects, (ii) fairly present in all material respects the consolidated balance sheets, consolidated statements of operations, consolidated statements of comprehensive income, consolidated statements of changes in shareholders’ equity and consolidated statements of cash flows of Cadence and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Since December 31, 2018, no independent public accounting firm of Cadence has resigned (or informed Cadence that it intends to resign) or been dismissed as independent public accountants of Cadence as a result of or in connection with any disagreements with Cadence on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Cadence, neither Cadence nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Cadence included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2020, or in connection with this Agreement and the transactions contemplated hereby.

(c)          The records, systems, controls, data and information of Cadence and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership of, or leased or provided as a service to, Cadence or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership that would not reasonably be expected to have a Material Adverse Effect on Cadence. Cadence (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to Cadence, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Cadence by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Cadence’s outside auditors and the audit committee of Cadence’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Cadence’s ability to record, process, summarize and report financial information, and (ii) to the knowledge of Cadence, any fraud, whether or not material, that involves management or other employees who have a significant role in Cadence’s internal controls over financial reporting. To the knowledge of Cadence, any such disclosures were made in writing by management to Cadence’s auditors and audit committee. To the knowledge of Cadence, there is no reason to believe that Cadence’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)          Since January 1, 2019, (i) neither Cadence nor any of its Subsidiaries, nor, to the knowledge of Cadence, any director, officer, auditor, accountant or representative of Cadence or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Cadence or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Cadence or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing Cadence or any of its Subsidiaries, whether or not employed by Cadence or any of its Subsidiaries, has reported evidence of a material violation of securities laws or banking laws, breach of fiduciary duty or similar violation by Cadence or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of Cadence or any committee thereof or the Board of Directors or similar governing body of any Cadence Subsidiary or any committee thereof, or to the knowledge of Cadence, to any director or officer of Cadence or any Cadence Subsidiary.

3.7        Broker’s Fees. With the exception of the engagement of Goldman Sachs & Co. LLC, J.P.Morgan Securities LLC and Piper Sandler & Co., neither Cadence nor any Cadence Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. Cadence has disclosed to BancorpSouth as of the date hereof the aggregate fees provided for in connection with the engagement by Cadence of Goldman Sachs & Co. LLC, J.P.Morgan Securities LLC and Piper Sandler & Co. related to the Merger and the other transactions contemplated hereunder.

3.8        Absence of Certain Changes or Events.

(a)       Since December 31, 2020, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Cadence.

(b)       Since December 31, 2020 through the date of this Agreement, Cadence and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

3.9         Legal and Regulatory Proceedings.

(a)        Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Cadence, neither Cadence nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of Cadence, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Cadence or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)       Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Cadence, there is no injunction, order, judgment, decree, or regulatory restriction imposed upon Cadence, any of its Subsidiaries or the assets of Cadence or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Entity or any of its affiliates).

3.10         Taxes and Tax Returns.

(a)          Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Cadence: each of Cadence and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct and complete; neither Cadence nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course); all Taxes of Cadence and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid; each of Cadence and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party; neither Cadence nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect (other than extension or waiver granted in the ordinary course of business); neither Cadence nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of Cadence and its Subsidiaries or the assets of Cadence and its Subsidiaries; neither Cadence nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement (x) exclusively between or among Cadence and its Subsidiaries or (y) not primarily related to Taxes and entered into in the ordinary course of business consistent with past practice); neither Cadence nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was Cadence), or (B) has any liability for the Taxes of any person (other than Cadence or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) or otherwise as a transferee or successor.

(b)          Neither Cadence nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Cadence nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(c)          As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

(d)          As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11         Employees.

(a)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Cadence, each Cadence Benefit Plan (as defined below) has been established, operated and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. For purposes of this Agreement, the term “Cadence Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all equity, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination, change in control, retention, employment, welfare, insurance, medical, fringe or other benefit plans, programs, agreements, contracts, policies, arrangements or remuneration of any kind with respect to which Cadence or any Subsidiary or any trade or business of Cadence or any of its Subsidiaries, whether or not incorporated, all of which together with Cadence would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Cadence ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Cadence or any of its Subsidiaries or any Cadence ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Cadence or any of its Subsidiaries or any Cadence ERISA Affiliate, excluding, in each case, any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”).

(b)          Cadence has made available to BancorpSouth true, correct and complete copies of each material Cadence Benefit Plan and the following related documents, to the extent applicable: (i) all summary plan descriptions, amendments, modifications or material supplements, (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”), (iii) the most recently received IRS determination letter, and (iv) the most recently prepared actuarial report.

(c)          The IRS has issued a favorable determination letter or opinion with respect to each Cadence Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Cadence Qualified Plans”) and the related trust, which letter or opinion has not been revoked (nor has revocation been threatened), and, to the knowledge of Cadence, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Cadence Qualified Plan or the related trust.

(d)          Except as would not result in any material liability to Cadence and its Subsidiaries, taken as a whole, with respect to each Cadence Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code: (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted, (ii) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (iii) the present value of accrued benefits under such Cadence Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Cadence Benefit Plan’s actuary with respect to such Cadence Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such Cadence Benefit Plan allocable to such accrued benefits, (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (v) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (vi) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Cadence or any of its Subsidiaries, and (vii) the PBGC has not instituted proceedings to terminate any such Cadence Benefit Plan.

(e)          None of Cadence and its Subsidiaries nor any Cadence ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to a Multiemployer Plan or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of Cadence and its Subsidiaries nor any Cadence ERISA Affiliate has incurred any liability that has not been satisfied to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(f)           Except as would not result in any material liability to Cadence and its Subsidiaries, taken as a whole, no Cadence Benefit Plan provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(g)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Cadence, all contributions required to be made to any Cadence Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Cadence Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Cadence.

(h)          There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Cadence’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Cadence Benefit Plans, any fiduciaries thereof with respect to their duties to the Cadence Benefit Plans or the assets of any of the trusts under any of the Cadence Benefit Plans that would reasonably be expected to result in any liability of Cadence or any of its Subsidiaries in an amount that would be material to Cadence and its Subsidiaries, taken as a whole.

(i)           Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Cadence, none of Cadence and its Subsidiaries nor any Cadence ERISA Affiliate has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to subject any of the Cadence Benefit Plans or their related trusts, Cadence, any of its Subsidiaries or any Cadence ERISA Affiliate to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(j)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in the acceleration of vesting, exercisability, funding or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Cadence or any of its Subsidiaries, or result in any limitation on the right of Cadence or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Cadence Benefit Plan or related trust on or after the Effective Time. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Cadence or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(k)          No Cadence Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.

(l)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Cadence, there are no pending or, to Cadence’s knowledge, threatened labor grievances or unfair labor practice claims or charges against Cadence or any of its Subsidiaries, or any strikes or other labor disputes against Cadence or any of its Subsidiaries. Neither Cadence nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Cadence or any of its Subsidiaries and, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Cadence, there are no pending or, to the knowledge of Cadence, threatened organizing efforts by any union or other group seeking to represent any employees of Cadence or any of its Subsidiaries.

3.12       SEC Reports. Cadence has previously made available to BancorpSouth an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2018 by Cadence pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “Cadence Reports”), and (b) communication mailed by Cadence to its shareholders since December 31, 2018 and prior to the date hereof, and no such Cadence Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since December 31, 2018, as of their respective dates, all Cadence Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Cadence has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the Cadence Reports.

3.13       Compliance with Applicable Law.

(a)         Cadence and each of its Subsidiaries hold, and have at all times since December 31, 2018, held, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cadence, and, to the knowledge of Cadence, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.

(b)          Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cadence, Cadence and each of its Subsidiaries have complied with and are not in default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Cadence or any of its Subsidiaries, including all laws related to data protection or privacy (including laws relating to the privacy and security of data or information that could reasonably be used to identify any person, or that otherwise constitutes personal data or personal information under applicable law (“Personal Data”)), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Cadence and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance in all material respects by Cadence and its Subsidiaries with applicable financial recordkeeping and reporting requirements of applicable money laundering prevention laws in jurisdictions where Cadence and its Subsidiaries conduct business.

(c)          Cadence Bank has received an Institution Community Reinvestment Act rating of “satisfactory” or better in its most recently completed Community Reinvestment Act examination.

(d)          Cadence maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data and any other material confidential information against any (i) loss or misuse, (ii) unauthorized or unlawful operations performed thereon, or (iii) other act or omission that compromises the security or confidentiality thereof (clauses (i) through (iii), a “Security Breach”). To the knowledge of Cadence, Cadence has not experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cadence. To the knowledge of Cadence, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Cadence.

(e)          Without limitation, none of Cadence or any of its Subsidiaries, or to the knowledge of Cadence, any director, officer, employee, agent or other person acting on behalf of Cadence or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Cadence or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Cadence or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Cadence or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Cadence or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Cadence or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Cadence or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except, in each case, as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cadence.

(f)           As of the date hereof, each of Cadence and Cadence Bank is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary federal regulator).

(g)          Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cadence, (i) Cadence and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of Cadence, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.

3.14        Certain Contracts.

(a)          Except as set forth in Section 3.14(a) of the Cadence Disclosure Schedule or as filed with any Cadence Reports, as of the date hereof, neither Cadence nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral), but excluding any Cadence Benefit Plan:

(i)            which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)          which contains a provision that materially restricts the conduct of any line of business by Cadence or any of its Subsidiaries or upon consummation of the Merger will materially restrict the ability of the Surviving Entity or any of its affiliates to engage in any line of business or in any geographic region;

(iii)         which is a collective bargaining agreement or similar agreement with any labor organization;

(iv)         any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Requisite Cadence Vote or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, where such increase or acceleration of benefits or obligations, right of cancellation or termination, or change in calculation of value of benefits would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cadence;

(v)          (A) that relates to the incurrence of indebtedness by Cadence or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case, incurred in the ordinary course of business consistent with past practice), or (B) that provides for the guarantee, support, indemnification, assumption or endorsement by Cadence or any of its Subsidiaries of, or any similar commitment by Cadence or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $25,000,000 or more, but, in each case, excluding any indebtedness disclosed in any Cadence Report(s) filed since January 1, 2021 or entered into in the ordinary course of business;

(vi)         that grants any material right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Cadence or its Subsidiaries, taken as a whole;

(vii)        which creates future payment obligations in excess of $5,000,000 per annum (other than any such contracts which are terminable by Cadence or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice), other than with respect to indebtedness disclosed in any Cadence Report(s) filed since January 1, 2021 or leases or other agreements entered into in the ordinary course of business;

(viii)       that is a settlement, consent or similar agreement and contains any material continuing obligations of Cadence or any of its Subsidiaries; or

(ix)         that relates to the acquisition or disposition of any person, business or asset and under which Cadence or its Subsidiaries have or may have a material obligation or liability.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the Cadence Disclosure Schedule, is referred to herein as a “Cadence Contract.” Cadence has made available to BancorpSouth true, correct and complete copies of each Cadence Contract in effect as of the date hereof.

(b)          (i) Each Cadence Contract is valid and binding on Cadence or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Cadence, (ii) Cadence and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each Cadence Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Cadence, (iii) to the knowledge of Cadence, each third-party counterparty to each Cadence Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such Cadence Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Cadence, (iv) neither Cadence nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any Cadence Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Cadence, (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of Cadence or any of its Subsidiaries, or to the knowledge of Cadence, any other party thereto, of or under any such Cadence Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Cadence and (vi) no third-party counterparty to any Cadence Contract has exercised or threatened in writing to exercise any force majeure (or similar) provision to excuse non-performance or performance delays in any Cadence Contract as a result of a Pandemic or the Pandemic Measures.

3.15       Agreements with Regulatory Agencies. Subject to Section 9.14, neither Cadence nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2019, a recipient of any supervisory letter from, or since January 1, 2019, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Cadence Disclosure Schedule, a “Cadence Regulatory Agreement”), nor has Cadence or any of its Subsidiaries been advised in writing, or to Cadence’s knowledge, orally, since January 1, 2019, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Cadence Regulatory Agreement.

3.16       Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Cadence, Cadence and its Subsidiaries are in compliance, and have complied since December 31, 2018, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of Cadence, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Cadence or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or threatened against Cadence, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Cadence. To the knowledge of Cadence, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Cadence. Cadence is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, Regulatory Agency or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Cadence.

3.17       Investment Securities and Commodities. Each of Cadence and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements) which are material to Cadence’s business on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Cadence or its Subsidiaries. Such securities and commodities are valued on the books of Cadence in accordance with GAAP in all material respects.

3.18       Real Property. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Cadence, Cadence or a Cadence Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Cadence Reports as being owned by Cadence or a Cadence Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Cadence Owned Properties”), free and clear of all Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Cadence Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (such leasehold estates, collectively with the Cadence Owned Properties, the “Cadence Real Property”), free and clear of all Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of Cadence, the lessor. There are no pending or, to the knowledge of Cadence, threatened condemnation proceedings against the Cadence Real Property.

3.19       Intellectual Property. Cadence and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Cadence: (a) (i) to the knowledge of Cadence, neither Cadence nor any of its Subsidiaries infringe, misappropriate or otherwise violate any other person’s rights in Intellectual Property, or have violated or breached any applicable license pursuant to which Cadence or any Cadence Subsidiary acquired the right to use any Intellectual Property, and (ii) no person has asserted in writing to Cadence or any of its Subsidiaries that Cadence or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any person, (b) to the knowledge of Cadence, no person is challenging, infringing on or otherwise violating, any right of Cadence or any of its Subsidiaries with respect to any Intellectual Property owned by or licensed to Cadence or its Subsidiaries, and (c) neither Cadence nor any Cadence Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Cadence or any Cadence Subsidiary, and Cadence and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned by Cadence and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means any intellectual property or proprietary rights of any kind arising in any jurisdiction, including in or with respect to any: trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; data and database rights; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction.

3.20       Related Party Transactions. As of the date hereof, except as set forth in any Cadence Reports, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Cadence or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Cadence or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Cadence Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Cadence) on the other hand, of the type required to be reported in any Cadence Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

3.21        State Takeover Laws. The Board of Directors of Cadence has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law or any similar provisions of the Cadence Articles or Cadence Bylaws (collectively, with any similar provisions of the BancorpSouth Charter or BancorpSouth Bylaws, “Takeover Statutes”). In accordance with Section 262 of the DGCL, no appraisal or dissenters’ rights will be available to the holders of Cadence Common Stock in connection with the Merger.

3.22        Reorganization. Cadence has not taken any action and has no knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.23        Opinion. Prior to the execution of this Agreement, the Board of Directors of Cadence has received an opinion (which if initially rendered orally, has been or will be confirmed by written opinion of the same date) from each of Goldman Sachs & Co. LLC and J.P.Morgan Securities LLC to the effect that as of the date thereof and based upon and subject to the various assumptions made, procedures followed, the matters considered, and the terms, qualifications and limitations set forth in its written opinion, the Exchange Ratio is fair from a financial point of view to the holders (other than BancorpSouth and its affiliates) of Cadence Common Stock. Neither of such opinion has been amended or rescinded as of the date of this Agreement.

3.24        Cadence Information. The information relating to Cadence and its Subsidiaries that is provided in writing by Cadence or its Subsidiaries or their respective representatives specifically for inclusion in the Joint Proxy Statement and Offering Circular, or in any other document filed with any other Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portion of the Joint Proxy Statement relating to Cadence or any of its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The portion of the Offering Circular relating to Cadence or any of its Subsidiaries will comply in all material respects with the provisions of 12 C.F.R. Part 335.

3.25        Loan Portfolio.

(a)         As of the date hereof, except as set forth in Section 3.25(a) of the Cadence Disclosure Schedule, neither Cadence nor any of its Subsidiaries is a party to any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Cadence or any Subsidiary of Cadence is a creditor that, as of December 31, 2020, had an outstanding balance of $5,000,000 or more and under the terms of which the obligor was, as of December 31, 2020 over ninety (90) days or more delinquent in payment of principal or interest. Set forth in Section 3.25(a) of the Cadence Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Cadence and its Subsidiaries that, as of December 31, 2020, had an outstanding balance of $5,000,000 and were classified by Cadence as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category, and (B) each asset of Cadence or any of its Subsidiaries that, as of December 31, 2020, is classified as “Other Real Estate Owned” and the book value thereof.

(b)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Cadence, each Loan of Cadence or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Cadence and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Cadence, each outstanding Loan of Cadence or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Cadence and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

3.26       Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Cadence, (a) Cadence and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Cadence reasonably has determined to be prudent and consistent with industry practice, and Cadence and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of current or former officers, directors and employees of Cadence and its Subsidiaries, Cadence or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by Cadence or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy, and (e) neither Cadence nor any of its Subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.

3.27         Investment Advisor Subsidiaries.

(a)          Cadence has certain Subsidiaries that are registered, licensed or qualified, or are required to be registered, licensed or qualified, in connection with the provision of investment management, investment advisory or sub-advisory services (each such Subsidiary, a “Cadence Advisory Subsidiary”). Each Cadence Advisory Subsidiary is registered as an investment adviser under the Investment Advisers Act and has operated since January 1, 2019 and is currently operating in compliance with all laws applicable to it or its business and has all registrations, permits, licenses, exemptions, orders and approvals required for the operation of its business or ownership of its properties and assets substantially as presently conducted, except, in each case, as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Cadence.

(b)          The accounts of each advisory client of Cadence or its Subsidiaries, for purposes of the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”), that are subject to ERISA have been managed by the applicable Cadence Advisory Subsidiary in compliance with the applicable requirements of ERISA, except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Cadence.

(c)          None of the Cadence Advisory Subsidiaries nor any person “associated” (as defined in the Investment Advisers Act) with any Cadence Advisory Subsidiaries is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment advisor or as a person associated with a registered investment advisor, except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Cadence.

3.28       Insurance Subsidiaries.

(a)        Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Cadence, (i) since January 1, 2019, at the time each agent, representative, producer, reinsurance intermediary, wholesaler, third-party administrator, distributor, broker, employee or other person authorized to sell, produce, manage or administer products on behalf of any Cadence Subsidiary (“Cadence Agent”) wrote, sold, produced, managed, administered or procured business for a Cadence Subsidiary, such Cadence Agent was, at the time the Cadence Agent wrote or sold business, duly licensed for the type of activity and business written, sold, produced, managed, administered or produced to the extent required by applicable law, (ii) no Cadence Agent has been since January 1, 2019, or is currently, in violation (or with or without notice or lapse of time or both, would be in violation) of any law, rule or regulation applicable to such Cadence Agent’s writing, sale, management, administration or production of insurance business for any Cadence Insurance Subsidiary (as defined below), and (iii) each Cadence Agent was appointed by Cadence or a Cadence Insurance Subsidiary in compliance with applicable insurance laws, rules and regulations and all processes and procedures undertaken with respect to such Cadence Agent were undertaken in compliance with applicable insurance laws, rules and regulations. “Cadence Insurance Subsidiary” means each Subsidiary of Cadence through which insurance operations is conducted.

(b)          Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Cadence, (i) since January 1, 2019, Cadence and the Cadence Insurance Subsidiaries have made all required notices, submissions, reports or other filings under applicable insurance holding company statutes, (ii) all contracts, agreements, arrangements and transactions in effect between any Cadence Insurance Subsidiary and any affiliate are in compliance in all material respects with the requirements of all applicable insurance holding company statutes, and (iii) each Cadence Insurance Subsidiary has operated and otherwise been in compliance with all applicable insurance laws, rules and regulations.

3.29         Broker-Dealer Subsidiaries.

(a)          Cadence has certain Subsidiaries that are registered, licensed or qualified, or are required to be registered, licensed or qualified, as a broker-dealer in accordance with any regulatory or legal requirement applicable to such Cadence Subsidiary (each, a “Cadence Broker-Dealer Subsidiary”). Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Cadence: (i) each Cadence Broker-Dealer Subsidiary is duly registered under the Exchange Act as a broker-dealer with the SEC and is in compliance with the applicable provisions of the Exchange Act, including the net capital requirements and customer protection requirements thereof; (ii) each Cadence Broker-Dealer Subsidiary is a member in good standing with FINRA and any other applicable SRO and in compliance with all applicable rules and regulations of FINRA and any such SRO of which it is a member or which otherwise has authority over it; (iii) each Cadence Broker-Dealer Subsidiary (and each registered representative thereof) is duly registered, licensed or qualified as a broker-dealer or registered representative, as applicable, under, and in compliance with, the applicable laws of all jurisdictions in which it is required to be so registered and each such registration, license or qualification is in full force and effect and in good standing; and (iv) there is no action, suit, proceeding or investigation pending or, to the knowledge of Cadence, threatened that would reasonably be likely to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, licenses and qualifications.

(b)          Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Cadence, (i) none of the Cadence Broker-Dealer Subsidiaries nor any “associated person” thereof (A) is or has been ineligible to serve as a broker-dealer or an associated person of a broker-dealer under Section 15(b) of the Exchange Act, (B) is subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act, or (C) is subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any Cadence Broker-Dealer Subsidiary as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act, and (ii) there is no action, suit, proceeding or investigation pending or, to the knowledge of Cadence, threatened, that is reasonably likely to result in any such person being deemed ineligible as described in clause (A), subject to a “statutory disqualification” as described in clause (B) or subject to a disqualification as described in clause (C).

3.30          No Other Representations or Warranties.

(a)           Except for the representations and warranties made by Cadence in this Article III or Section 6.1 of the Bank Merger Agreement, neither Cadence nor any other person makes any express or implied representation or warranty with respect to Cadence, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Cadence hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Cadence nor any other person makes or has made any representation or warranty to BancorpSouth or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Cadence, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Cadence in this Article III, any oral or written information presented to BancorpSouth or any of its affiliates or representatives in the course of their due diligence investigation of Cadence, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)          Cadence acknowledges and agrees that neither BancorpSouth nor any other person on behalf of BancorpSouth has made or is making, and Cadence has not relied upon, any express or implied representation or warranty other than those contained in Article IV.

Article IV

REPRESENTATIONS AND WARRANTIES OF BANCORPSOUTH

Except (a) as disclosed in the disclosure schedule delivered by BancorpSouth to Cadence concurrently herewith (the “BancorpSouth Disclosure Schedule”) (it being understood that (i) no item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the BancorpSouth Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by BancorpSouth that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (1) any other section of this Article IV specifically referenced or cross-referenced, and (2) other sections of this Article IV or Section 6.1 of the Bank Merger Agreement to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections), or (b) as disclosed in any BancorpSouth Reports filed with or furnished to the FDIC by BancorpSouth since December 31, 2018, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), BancorpSouth hereby represents and warrants to Cadence as follows:

4.1           Corporate Organization.

(a)          BancorpSouth is a Mississippi-chartered bank, duly organized, validly existing and in good standing under the laws of the State of Mississippi. BancorpSouth has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. BancorpSouth is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BancorpSouth. The deposit accounts of BancorpSouth are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the Bank Merger Act) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. True and complete copies of the amended and restated articles of incorporation of BancorpSouth, as amended (the “BancorpSouth Charter”) and the amended and restated bylaws of BancorpSouth, as amended (the “BancorpSouth Bylaws”), in each case, as in effect as of the date of this Agreement, have previously been made available by BancorpSouth to Cadence.

(b)          Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BancorpSouth, each Subsidiary of BancorpSouth (a “BancorpSouth Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of BancorpSouth or any Subsidiary of BancorpSouth to pay dividends or distributions except, in the case of BancorpSouth or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. Section 4.1(b) of the BancorpSouth Disclosure Schedule sets forth a true, correct and complete list of all Subsidiaries of BancorpSouth as of the date hereof. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of BancorpSouth other than the BancorpSouth Subsidiaries.

4.2          Capitalization.

(a)          The authorized capital stock of BancorpSouth consists of 500,000,000 shares of BancorpSouth Common Stock, and 500,000,000 shares of preferred stock, par value $0.01 per share. As of April 1, 2021, there were (i) 102,627,052 shares of BancorpSouth Common Stock issued and outstanding, including 1,619,408 shares of BancorpSouth Common Stock granted in respect of outstanding BancorpSouth Restricted Stock Awards; (ii) 460,999 shares of BancorpSouth Common Stock reserved for issuance upon the settlement of outstanding BancorpSouth RSU Awards; and (iii) 842,747 shares of BancorpSouth Common Stock reserved for issuance upon the settlement of outstanding BancorpSouth PSU Awards; and (iv) 6,900,000 shares of preferred stock, which have been designated as Series A Non-Cumulative Perpetual Preferred Stock, issued and outstanding (the “BancorpSouth Preferred Stock”). As of the date of this Agreement, except as set forth in the immediately preceding two sentences, for changes since April 1, 2021 resulting from the exercise, vesting or settlement of any BancorpSouth Restricted Stock Awards, BancorpSouth RSU Awards and BancorpSouth PSU Awards (collectively, “BancorpSouth Equity Awards”) described in the immediately preceding two sentences and 71,691 shares of BancorpSouth Common Stock reserved for issuance pursuant to future grants under the BancorpSouth equity incentive plans, there are no shares of capital stock or other voting securities or equity interests of BancorpSouth issued, reserved for issuance or outstanding. All the issued and outstanding shares of BancorpSouth Common Stock and BancorpSouth Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. BancorpSouth is current on all dividends payable on the outstanding shares of BancorpSouth Preferred Stock, and has complied in all material respects with terms and conditions thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of BancorpSouth may vote. Other than BancorpSouth Equity Awards and BancorpSouth Preferred Stock, issued prior to the date of this Agreement as described in this Section 4.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, deferral units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in BancorpSouth, or contracts, commitments, understandings or arrangements by which BancorpSouth may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in BancorpSouth or that otherwise obligate BancorpSouth to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “BancorpSouth Securities”). Other than the BancorpSouth Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of BancorpSouth or any of its Subsidiaries) are outstanding. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which BancorpSouth or any of its Subsidiaries is a party with respect to the voting or transfer of BancorpSouth Common Stock, capital stock or other voting or equity securities or ownership interests of BancorpSouth or granting any shareholder or other person any registration rights.

(b)          Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BancorpSouth, BancorpSouth owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the BancorpSouth Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under any provision of applicable state law comparable to 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof.

4.3          Authority; No Violation.

(a)          BancorpSouth has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of BancorpSouth. The Board of Directors of BancorpSouth has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of BancorpSouth and its shareholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger), and has directed that this Agreement be submitted to BancorpSouth’s shareholders, for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of a majority of all the votes entitled to be cast on such matter by the holders of BancorpSouth Common Stock (the “Requisite BancorpSouth Vote”) and subject to the adoption and approval of the Bank Merger Agreement by BancorpSouth, no other corporate proceedings on the part of BancorpSouth are necessary to approve this Agreement or to consummate the transactions contemplated hereby (other than the submission to the shareholders of BancorpSouth of an advisory (non-binding) vote on the compensation that may be paid or become payable to BancorpSouth’s named executive officers that is based on or otherwise related to the transactions contemplated by this Agreement). This Agreement has been duly and validly executed and delivered by BancorpSouth and (assuming due authorization, execution and delivery by Cadence) constitutes a valid and binding obligation of BancorpSouth, enforceable against BancorpSouth in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of BancorpSouth Common Stock in the Merger have been validly authorized (subject to the receipt of the Requisite BancorpSouth Vote), and when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of BancorpSouth will have any preemptive right or similar rights in respect thereof.

(b)          Neither the execution and delivery of this Agreement by BancorpSouth, nor the consummation by BancorpSouth of the transactions contemplated hereby (including the Merger and the Bank Merger), nor compliance by BancorpSouth with any of the terms or provisions hereof, will (i) violate any provision of the BancorpSouth Charter or the BancorpSouth Bylaws, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to BancorpSouth or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of BancorpSouth or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which BancorpSouth or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on BancorpSouth.

(c)          The representations and warranties of BancorpSouth in the Bank Merger Agreement are true and correct as of the date hereof, except to the extent that their failure to be true and correct would not have a Material Adverse Effect on BancorpSouth.

4.4         Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the NYSE, (b) the filing of any required applications, filings, waiver requests and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval or granting of such applications, filings, waiver requests and notices, (c) the filing of any required applications, filings and notices, as applicable, with the FDIC, including under the Bank Merger Act, and approval of such applications, filings and notices, (d) the filing of any required applications, filings and notices, as applicable, with the Mississippi Department, and approval of such applications, filings and notices, (e) the filing of any required filings and notices, as applicable, with the OCC, (f) the filing of any required applications, filings or notices with FINRA and approval of such applications, filings and notices, (g) those additional applications, filings and notices, if any, listed on Section 3.4 of the Cadence Disclosure Schedule or Section 4.4 of the BancorpSouth Disclosure Schedule and approval of such applications, filings and notices, (h) the filing with each of the SEC and the FDIC of the Joint Proxy Statement, (i) the filing of the Certificates of Merger with the Mississippi Secretary pursuant to the MBCA, the Mississippi Department pursuant to the MS Code and the Delaware Secretary pursuant to the DGCL, as applicable, the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law, and (j) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of BancorpSouth Common Stock pursuant to this Agreement and the approval of the listing of such BancorpSouth Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by BancorpSouth of this Agreement, or (ii) the consummation by BancorpSouth of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, BancorpSouth has no knowledge of any reason why the necessary regulatory approvals and consents will not be received by BancorpSouth to permit consummation of the Merger and the Bank Merger on a timely basis.

4.5         Reports. BancorpSouth and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2019 with any Regulatory Agencies, including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on BancorpSouth. Subject to Section 9.14, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of BancorpSouth and its Subsidiaries, no Regulatory Agency or governmental agency or authority has initiated or has pending any proceeding or, to the knowledge of BancorpSouth, investigation into the business or operations of BancorpSouth or any of its Subsidiaries since January 1, 2019, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BancorpSouth. Subject to Section 9.14, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of BancorpSouth or any of its Subsidiaries, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of BancorpSouth or any of its Subsidiaries since January 1, 2019, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BancorpSouth.

4.6          Financial Statements.

(a)          The financial statements of BancorpSouth and its Subsidiaries included (or incorporated by reference) in the BancorpSouth Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of BancorpSouth and its Subsidiaries in all material respects, (ii) fairly present in all material respects the consolidated balance sheets, consolidated statements of income, consolidated statements of comprehensive income, consolidated statements of shareholders’ equity and consolidated statements of cash flows of BancorpSouth and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the FDIC, in all material respects with applicable accounting requirements and with the published rules and regulations of the FDIC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Since December 31, 2018, no independent public accounting firm of BancorpSouth has resigned (or informed BancorpSouth that it intends to resign) or been dismissed as independent public accountants of BancorpSouth as a result of or in connection with any disagreements with BancorpSouth on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BancorpSouth, neither BancorpSouth nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of BancorpSouth included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2020, or in connection with this Agreement and the transactions contemplated hereby.

(c)          The records, systems, controls, data and information of BancorpSouth and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership of, or leased or provided as a service to, BancorpSouth or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership that would not reasonably be expected to have a Material Adverse Effect on BancorpSouth. BancorpSouth (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to BancorpSouth, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of BancorpSouth by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to BancorpSouth’s outside auditors and the audit committee of BancorpSouth’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect BancorpSouth’s ability to record, process, summarize and report financial information, and (ii) to the knowledge of BancorpSouth, any fraud, whether or not material, that involves management or other employees who have a significant role in BancorpSouth’s internal controls over financial reporting. To the knowledge of BancorpSouth, any such disclosures were made in writing by management to BancorpSouth’s auditors and audit committee. To the knowledge of BancorpSouth, there is no reason to believe that BancorpSouth’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)          Since January 1, 2019, (i) neither BancorpSouth nor any of its Subsidiaries, nor, to the knowledge of BancorpSouth, any director, officer, auditor, accountant or representative of BancorpSouth or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of BancorpSouth or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that BancorpSouth or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing BancorpSouth or any of its Subsidiaries, whether or not employed by BancorpSouth or any of its Subsidiaries, has reported evidence of a material violation of securities laws or banking laws, breach of fiduciary duty or similar violation by BancorpSouth or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of BancorpSouth or any committee thereof or the Board of Directors or similar governing body of any BancorpSouth Subsidiary or any committee thereof, or to the knowledge of BancorpSouth, to any director or officer of BancorpSouth or any BancorpSouth Subsidiary.

4.7       Broker’s Fees. With the exception of the engagement of Keefe, Bruyette & Woods, Inc., neither BancorpSouth nor any BancorpSouth Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. BancorpSouth has disclosed to Cadence as of the date hereof the aggregate fees provided for in connection with the engagement by BancorpSouth of Keefe, Bruyette & Woods, Inc. related to the Merger and the other transactions contemplated hereunder.

4.8         Absence of Certain Changes or Events.

(a)          Since December 31, 2020, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BancorpSouth.

(b)          Since December 31, 2020 through the date of this Agreement, BancorpSouth and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9           Legal and Regulatory Proceedings.

(a)          Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on BancorpSouth, neither BancorpSouth nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of BancorpSouth, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against BancorpSouth or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)          Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on BancorpSouth, there is no injunction, order, judgment, decree, or regulatory restriction imposed upon BancorpSouth, any of its Subsidiaries or the assets of BancorpSouth or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Entity or any of its affiliates).

4.10        Taxes and Tax Returns.

(a)          Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on BancorpSouth: each of BancorpSouth and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct and complete; neither BancorpSouth nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course); all Taxes of BancorpSouth and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid; each of BancorpSouth and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party; neither BancorpSouth nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect (other than extension or waiver granted in the ordinary course of business); neither BancorpSouth nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of BancorpSouth and its Subsidiaries or the assets of BancorpSouth and its Subsidiaries; neither BancorpSouth nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement (x) exclusively between or among BancorpSouth and its Subsidiaries or (y) not primarily related to Taxes and entered into in the ordinary course of business consistent with past practice); neither BancorpSouth nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was BancorpSouth), or (B) has any liability for the Taxes of any person (other than BancorpSouth or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) or otherwise as a transferee or successor.

(b)          Neither BancorpSouth nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither BancorpSouth nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

4.11         Employees.

(a)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BancorpSouth, each BancorpSouth Benefit Plan (as defined below) has been established, operated and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. For purposes of this Agreement, the term “BancorpSouth Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all equity, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination change in control, retention, employment, welfare, insurance, medical, fringe or other benefit plans, programs, agreements, contracts, policies, arrangements or remuneration of any kind with respect to which BancorpSouth or any Subsidiary or any trade or business of BancorpSouth or any of its Subsidiaries, whether or not incorporated, all of which together with BancorpSouth would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “BancorpSouth ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by BancorpSouth or any of its Subsidiaries or any BancorpSouth ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of BancorpSouth or any of its Subsidiaries or any BancorpSouth ERISA Affiliate, excluding, in each case, any Multiemployer Plan.

(b)          BancorpSouth has made available to Cadence true, correct and complete copies of each material BancorpSouth Benefit Plan and the following related documents, to the extent applicable: (i) all summary plan descriptions, amendments, modifications or material supplements, (ii) the most recent annual report (Form 5500) filed with the IRS, (iii) the most recently received IRS determination letter, and (iv) the most recently prepared actuarial report.

(c)          The IRS has issued a favorable determination letter or opinion with respect to each BancorpSouth Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “BancorpSouth Qualified Plans”) and the related trust, which letter or opinion has not been revoked (nor has revocation been threatened), and, to the knowledge of BancorpSouth, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any BancorpSouth Qualified Plan or the related trust.

(d)          Except as would not result in any material liability to BancorpSouth and its Subsidiaries, taken as a whole, with respect to each BancorpSouth Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code: (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted, (ii) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (iii) the present value of accrued benefits under such BancorpSouth Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such BancorpSouth Benefit Plan’s actuary with respect to such BancorpSouth Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such BancorpSouth Benefit Plan allocable to such accrued benefits, (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (v) all premiums to the PBGC have been timely paid in full, (vi) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by BancorpSouth or any of its Subsidiaries, and (vii) the PBGC has not instituted proceedings to terminate any such BancorpSouth Benefit Plan.

(e)          None of BancorpSouth and its Subsidiaries nor any BancorpSouth ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to a Multiemployer Plan or a Multiple Employer Plan, and none of BancorpSouth and its Subsidiaries nor any BancorpSouth ERISA Affiliate has incurred any liability that has not been satisfied to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(f)           Except as would not result in any material liability to BancorpSouth and its Subsidiaries, taken as a whole, no BancorpSouth Benefit Plan provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(g)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BancorpSouth, all contributions required to be made to any BancorpSouth Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any BancorpSouth Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of BancorpSouth.

(h)          There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to BancorpSouth’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the BancorpSouth Benefit Plans, any fiduciaries thereof with respect to their duties to the BancorpSouth Benefit Plans or the assets of any of the trusts under any of the BancorpSouth Benefit Plans that would reasonably be expected to result in any liability of BancorpSouth or any of its Subsidiaries in an amount that would be material to BancorpSouth and its Subsidiaries, taken as a whole.

(i)           Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BancorpSouth, none of BancorpSouth and its Subsidiaries nor any BancorpSouth ERISA Affiliate has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to subject any of the BancorpSouth Benefit Plans or their related trusts, BancorpSouth, any of its Subsidiaries or any BancorpSouth ERISA Affiliate to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(j)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, the acceleration of vesting, exercisability, funding or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of BancorpSouth or any of its Subsidiaries, or result in any limitation on the right of BancorpSouth or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any BancorpSouth Benefit Plan or related trust on or after the Effective Time. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by BancorpSouth or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(k)          No BancorpSouth Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.

(l)           Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BancorpSouth, there are no pending or, to BancorpSouth’s knowledge, threatened labor grievances or unfair labor practice claims or charges against BancorpSouth or any of its Subsidiaries, or any strikes or other labor disputes against BancorpSouth or any of its Subsidiaries. Neither BancorpSouth nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of BancorpSouth or any of its Subsidiaries and, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on BancorpSouth, there are no pending or, to the knowledge of BancorpSouth, threatened organizing efforts by any union or other group seeking to represent any employees of BancorpSouth or any of its Subsidiaries.

4.12       FDIC Reports. BancorpSouth has previously made available to Cadence an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the FDIC since December 31, 2018 by BancorpSouth pursuant to the Exchange Act (the “BancorpSouth Reports”), and (b) communication mailed by BancorpSouth to its shareholders since December 31, 2018 and prior to the date hereof, and no such BancorpSouth Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since December 31, 2018, as of their respective dates, all BancorpSouth Reports filed or furnished under the Exchange Act complied in all material respects with the published rules and regulations of the FDIC with respect thereto. As of the date of this Agreement, no executive officer of BancorpSouth has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from, or unresolved issues raised by, the FDIC or SEC with respect to any of the BancorpSouth Reports.

4.13        Compliance with Applicable Law.

(a)          BancorpSouth and each of its Subsidiaries hold, and have at all times since December 31, 2018, held, all licenses, registrations, franchises, certificates, variances, permits charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BancorpSouth, and to the knowledge of BancorpSouth, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.

(b)          Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BancorpSouth, BancorpSouth and each of its Subsidiaries have complied with and are not in default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to BancorpSouth or any of its Subsidiaries, including all laws related to data protection or privacy (including laws relating to the privacy and security of Personal Data), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. BancorpSouth and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance in all material respects by BancorpSouth and its Subsidiaries with applicable financial recordkeeping and reporting requirements of applicable money laundering prevention laws in jurisdictions where BancorpSouth and its Subsidiaries conduct business.

(c)          BancorpSouth has received an Institution Community Reinvestment Act rating of “satisfactory” or better in its most recently completed Community Reinvestment Act examination.

(d)          BancorpSouth maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data and any other material confidential information against any Security Breach. To the knowledge of BancorpSouth, BancorpSouth has not experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BancorpSouth. To the knowledge of BancorpSouth, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on BancorpSouth.

(e)          Without limitation, none of BancorpSouth, or any of its Subsidiaries, or to the knowledge of BancorpSouth, any director, officer, employee, agent or other person acting on behalf of BancorpSouth or any of its Subsidiaries has, directly or indirectly, (i) used any funds of BancorpSouth or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of BancorpSouth or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of BancorpSouth or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of BancorpSouth or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for BancorpSouth or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for BancorpSouth or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except, in each case, as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BancorpSouth.

(f)           As of the date hereof, BancorpSouth is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary federal regulator).

(g)          Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BancorpSouth, (i) BancorpSouth and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of BancorpSouth, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.

4.14         Certain Contracts.

(a)          Except as set forth in Section 4.14(a) of the BancorpSouth Disclosure Schedule or as filed with any BancorpSouth Reports, as of the date hereof, neither BancorpSouth nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral), but excluding any BancorpSouth Benefit Plan:

(i)           which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)          which contains a provision that materially restricts the conduct of any line of business by BancorpSouth or any of its Subsidiaries or upon consummation of the Merger will materially restrict the ability of the Surviving Entity or any of its affiliates to engage in any line of business or in any geographic region;

(iii)         which is a collective bargaining agreement or similar agreement with any labor organization;

(iv)         any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Requisite BancorpSouth Vote or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, where such increase or acceleration of benefits or obligations, right of cancellation or termination, or change in calculation of value of benefits would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BancorpSouth;

(v)          (A) that relates to the incurrence of indebtedness by BancorpSouth or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case, incurred in the ordinary course of business consistent with past practice), or (B) that provides for the guarantee, support, indemnification, assumption or endorsement by BancorpSouth or any of its Subsidiaries of, or any similar commitment by BancorpSouth or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $25,000,000 or more, but, in each case, excluding any indebtedness disclosed in any BancorpSouth Report(s) filed since January 1, 2021 or entered into in the ordinary course of business;

(vi)         that grants any material right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of BancorpSouth or its Subsidiaries, taken as a whole;

(vii)        which creates future payment obligations in excess of $5,000,000 per annum (other than any such contracts which are terminable by BancorpSouth or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice), other than with respect to indebtedness disclosed in any BancorpSouth Report(s) filed since January 1, 2021 or leases or other agreements entered into in the ordinary course of business;

(viii)       that is a settlement, consent or similar agreement and contains any material continuing obligations of BancorpSouth or any of its Subsidiaries; or

(ix)         that relates to the acquisition or disposition of any person, business or asset and under which BancorpSouth or its Subsidiaries have or may have a material obligation or liability.

Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not set forth in the BancorpSouth Disclosure Schedule, is referred to herein as a “BancorpSouth Contract.” BancorpSouth has made available to Cadence true, correct and complete copies of each BancorpSouth Contract in effect as of the date hereof.

(b)          (i) Each BancorpSouth Contract is valid and binding on BancorpSouth or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on BancorpSouth, (ii) BancorpSouth and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each BancorpSouth Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on BancorpSouth, (iii) to the knowledge of BancorpSouth, each third-party counterparty to each BancorpSouth Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such BancorpSouth Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on BancorpSouth, (iv) neither BancorpSouth nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any BancorpSouth Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BancorpSouth, (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of BancorpSouth or any of its Subsidiaries or, to the knowledge of BancorpSouth, any other party thereto, of or under any such BancorpSouth Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on BancorpSouth and (vi) no third-party counterparty to any BancorpSouth Contract has exercised or threatened in writing to exercise any force majeure (or similar) provision to excuse non-performance or performance delays in any Cadence Contract as a result of a Pandemic or the Pandemic Measures.

4.15       Agreements with Regulatory Agencies. Subject to Section 9.14, neither BancorpSouth nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2019, a recipient of any supervisory letter from, or since January 1, 2019, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the BancorpSouth Disclosure Schedule, a “BancorpSouth Regulatory Agreement”), nor has BancorpSouth or any of its Subsidiaries been advised in writing, or to BancorpSouth’s knowledge, orally, since January 1, 2019, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such BancorpSouth Regulatory Agreement.

4.16      Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BancorpSouth, BancorpSouth and its Subsidiaries are in compliance, and have complied since December 31, 2018, with all Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of BancorpSouth, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on BancorpSouth or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or threatened against BancorpSouth, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BancorpSouth. To the knowledge of BancorpSouth, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BancorpSouth. BancorpSouth is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, Regulatory Agency or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BancorpSouth.

4.17       Investment Securities and Commodities. Each of BancorpSouth and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements) which are material to BancorpSouth’s business on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of BancorpSouth or its Subsidiaries. Such securities and commodities are valued on the books of BancorpSouth in accordance with GAAP in all material respects.

4.18      Real Property. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on BancorpSouth, BancorpSouth or a BancorpSouth Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the BancorpSouth Reports as being owned by BancorpSouth or a BancorpSouth Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “BancorpSouth Owned Properties”), free and clear of all Liens, except for Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such BancorpSouth Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (such leasehold estates, collectively with the BancorpSouth Owned Properties, the “BancorpSouth Real Property”), free and clear of all Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of BancorpSouth, the lessor. There are no pending or, to the knowledge of BancorpSouth, threatened condemnation proceedings against the BancorpSouth Real Property.

4.19      Intellectual Property. BancorpSouth and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BancorpSouth: (a) (i) to the knowledge of BancorpSouth, neither BancorpSouth nor any of its Subsidiaries infringe, misappropriate or otherwise violate any other person’s rights in Intellectual Property, or have violated or breached any applicable license pursuant to which BancorpSouth or any BancorpSouth Subsidiary acquired the right to use any Intellectual Property, and (ii) no person has asserted in writing to BancorpSouth or any of its Subsidiaries that BancorpSouth or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any person, (b) to the knowledge of BancorpSouth, no person is challenging, infringing on or otherwise violating any right of BancorpSouth or any of its Subsidiaries with respect to any Intellectual Property owned by or licensed to BancorpSouth or its Subsidiaries, and (c) neither BancorpSouth nor any BancorpSouth Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by BancorpSouth or any BancorpSouth Subsidiary, and BancorpSouth and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned by BancorpSouth and its Subsidiaries.

4.20      Related Party Transactions. As of the date hereof, except as set forth in any BancorpSouth Reports, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between BancorpSouth or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of BancorpSouth or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding BancorpSouth Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of BancorpSouth) on the other hand, of the type required to be reported in any BancorpSouth Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

4.21       State Takeover Laws.  The Board of Directors of BancorpSouth has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable Takeover Statutes. In accordance with Section 79-4-13.02 of the MBCA, no appraisal or dissenters’ rights will be available to the holders of BancorpSouth Common Stock or BancorpSouth Preferred Stock in connection with the Merger.

4.22      Reorganization. BancorpSouth has not taken any action and has no knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.23      Opinion. Prior to the execution of this Agreement, the Board of Directors of BancorpSouth has received an opinion (which if initially rendered orally, has been or will be confirmed by written opinion of the same date) from Keefe, Bruyette & Woods, Inc., to the effect that as of the date thereof and subject to the various assumptions made, procedures followed, matters considered, and the terms, qualifications and limitations set forth in its written opinion, the Exchange Ratio is fair from a financial point of view to BancorpSouth. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.24       BancorpSouth Information. The information relating to BancorpSouth and its Subsidiaries to be contained in the Joint Proxy Statement and the Offering Circular, and the information relating to BancorpSouth and its Subsidiaries that is provided in writing by BancorpSouth or its representatives specifically for inclusion in any other document filed with any other Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to Cadence or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Offering Circular (except for such portions thereof that relate only to Cadence or any of its Subsidiaries) will comply in all material respects with the provisions of 12 C.F.R. Part 335.

4.25       Loan Portfolio.

(a)       As of the date hereof, except as set forth in Section 4.25(a) of the BancorpSouth Disclosure Schedule, neither BancorpSouth nor any of its Subsidiaries is a party to any written or oral Loan in which BancorpSouth or any Subsidiary of BancorpSouth is a creditor that, as of December 31, 2020, had an outstanding balance of $5,000,000 or more and under the terms of which the obligor was, as of December 31, 2020, over ninety (90) days or more delinquent in payment of principal or interest. Set forth in Section 4.25(a) of the BancorpSouth Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of BancorpSouth and its Subsidiaries that, as of December 31, 2020, had an outstanding balance of $5,000,000 and were classified by BancorpSouth as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category, and (B) each asset of BancorpSouth or any of its Subsidiaries that, as of December 31, 2020, is classified as “Other Real Estate Owned” and the book value thereof.

(b)         Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BancorpSouth, each Loan of BancorpSouth or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of BancorpSouth and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c)       Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BancorpSouth, each outstanding Loan of BancorpSouth or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of BancorpSouth and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

4.26      Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on BancorpSouth, (a) BancorpSouth and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of BancorpSouth reasonably has determined to be prudent and consistent with industry practice, and BancorpSouth and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of current or former officers, directors and employees of BancorpSouth and its Subsidiaries, BancorpSouth or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by BancorpSouth or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy, and (e) neither BancorpSouth nor any of its Subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.

4.27        Investment Advisory Subsidiaries.  No Subsidiary of BancorpSouth is required to register with the SEC as an investment adviser under the Investment Advisers Act.

4.28        Insurance Subsidiaries.

(a)         Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on BancorpSouth, (i) since January 1, 2019, at the time each agent, representative, producer, reinsurance intermediary, wholesaler, third-party administrator, distributor, broker, employee or other person authorized to sell, produce, manage or administer products on behalf of any BancorpSouth Subsidiary (“BancorpSouth Agent”) wrote, sold, produced, managed, administered or procured business for a BancorpSouth Subsidiary, such BancorpSouth Agent was, at the time the BancorpSouth Agent wrote or sold business, duly licensed for the type of activity and business written, sold, produced, managed, administered or produced to the extent required by applicable law, (ii) no BancorpSouth Agent has been since January 1, 2019, or is currently, in violation (or with or without notice or lapse of time or both, would be in violation) of any law, rule or regulation applicable to such BancorpSouth Agent’s writing, sale, management, administration or production of insurance business for any BancorpSouth Insurance Subsidiary (as defined below), and (iii) each BancorpSouth Agent was appointed by BancorpSouth or a BancorpSouth Insurance Subsidiary in compliance with applicable insurance laws, rules and regulations and all processes and procedures undertaken with respect to such BancorpSouth Agent were undertaken in compliance with applicable insurance laws, rules and regulations. “BancorpSouth Insurance Subsidiary” means each Subsidiary of BancorpSouth through which insurance operations is conducted.

(b)        Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on BancorpSouth, (i) since January 1, 2019, BancorpSouth and the BancorpSouth Insurance Subsidiaries have made all required notices, submissions, reports or other filings under applicable insurance holding company statutes, (ii) all contracts, agreements, arrangements and transactions in effect between any BancorpSouth Insurance Subsidiary and any affiliate are in compliance in all material respects with the requirements of all applicable insurance holding company statutes, and (iii) each BancorpSouth Insurance Subsidiary has operated and otherwise been in compliance with all applicable insurance laws, rules and regulations.

4.29       Broker-Dealer Subsidiaries.  No Subsidiary of BancorpSouth is a broker-dealer or is required to register as a “broker” or “dealer” in accordance with the provisions of the Exchange Act.

4.30       No Other Representations or Warranties.

(a)        Except for the representations and warranties made by BancorpSouth in this Article IV or Section 6.1 of the Bank Merger Agreement, neither BancorpSouth nor any other person makes any express or implied representation or warranty with respect to BancorpSouth, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and BancorpSouth hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither BancorpSouth nor any other person makes or has made any representation or warranty to Cadence or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to BancorpSouth, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by BancorpSouth in this Article IV, any oral or written information presented to Cadence or any of its affiliates or representatives in the course of their due diligence investigation of BancorpSouth, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)         BancorpSouth acknowledges and agrees that neither Cadence nor any other person on behalf of Cadence has made or is making, and BancorpSouth has not relied upon, any express or implied representation or warranty other than those contained in Article III.

Article V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1        Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Cadence Disclosure Schedule or the BancorpSouth Disclosure Schedule), required by law (including the Pandemic Measures) or as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), each of BancorpSouth and Cadence shall, and shall cause each of its respective Subsidiaries to, (a) conduct its business in the ordinary course in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (c) take no action that would reasonably be expected to adversely affect or delay the ability of either BancorpSouth or Cadence to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5.2         Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the BancorpSouth Disclosure Schedule or the Cadence Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law (including the Pandemic Measures), neither BancorpSouth nor Cadence shall, and neither BancorpSouth nor Cadence shall permit any of their respective Subsidiaries to, without the prior written consent of the other party to this Agreement (such consent not to be unreasonably withheld, conditioned or delayed):

(a)        other than (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case, with a maturity not in excess of six (6) months, and (ii) deposits or other customary banking products such as letters of credit, in each case, in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of Cadence or any of its wholly-owned Subsidiaries to Cadence or any of its wholly-owned Subsidiaries, on the one hand, or of BancorpSouth or any of its wholly-owned Subsidiaries to BancorpSouth or any of its wholly-owned Subsidiaries, on the other hand), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity (it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include the creation of deposit liabilities, issuances of letters of credit, purchases of federal funds, borrowings from the Federal Home Loan Bank, sales of certificates of deposits, and entry into repurchase agreements, in each case, on terms and in amounts consistent with past practice);

(b)           (i)       adjust, split, combine or reclassify any capital stock;

(ii)       make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any Cadence Securities or any securities of any Cadence Subsidiary, in the case of Cadence, or any BancorpSouth Securities or any securities of any BancorpSouth Subsidiary, in the case of BancorpSouth, except, in each case, (A) regular quarterly cash dividends by Cadence at a rate not in excess of $0.15 per share of Cadence Common Stock, (B) regular quarterly cash dividends by BancorpSouth at a rate not in excess of $0.22 per share of BancorpSouth Common Stock, (C) dividends paid by any of the Subsidiaries of each of BancorpSouth and Cadence to BancorpSouth or Cadence or any of their wholly-owned Subsidiaries, respectively, (D) in the case of BancorpSouth, dividends provided for and paid on shares of BancorpSouth Preferred Stock in accordance with the terms of the BancorpSouth Preferred Stock, (E) in the case of Cadence, regular distributions of outstanding trust preferred securities in accordance with their terms, (F) in the case of Cadence, the Special Dividend or (G) the acceptance of shares of Cadence Common Stock or BancorpSouth Common Stock, as the case may be, as payment for the exercise price of stock options or for withholding Taxes incurred in connection with the exercise of stock options or the vesting or settlement of equity compensation awards, in each case, in accordance with past practice and the terms of the applicable award agreements;

(iii)         grant any stock options, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any Cadence Securities or any securities of any Cadence Subsidiary, in the case of Cadence, or BancorpSouth Securities or any securities of any BancorpSouth Subsidiary, in the case of BancorpSouth; or

(iv)         issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any Cadence Securities or any securities of any Cadence Subsidiary, in the case of Cadence, or any BancorpSouth Securities or any securities of any BancorpSouth Subsidiary, in the case of BancorpSouth, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any Cadence Securities or any securities of any Cadence Subsidiary, in the case of Cadence, or any BancorpSouth Securities or any securities of any BancorpSouth Subsidiary, in the case of BancorpSouth, except pursuant to the exercise of stock options or the settlement of equity compensation awards in accordance with their terms;

(c)          sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case, other than in the ordinary course of business or pursuant to contracts or agreements in force at the date of this Agreement;

(d)          except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business, make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property or assets of any other person, in each case, other than a wholly-owned Subsidiary of Cadence or BancorpSouth, as applicable;

(e)          in each case, except for transactions in the ordinary course of business, terminate, materially amend, or waive any material provision of, any Cadence Contract or BancorpSouth Contract, as the case may be, or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms with respect to Cadence or BancorpSouth, as the case may be, or enter into any contract that would constitute a Cadence Contract or BancorpSouth Contract, as the case may be, if it were in effect on the date of this Agreement;

(f)           except as required under applicable law or the terms of any Cadence Benefit Plan or BancorpSouth Benefit Plan existing as of the date hereof, as applicable, (i) enter into, establish, adopt, amend or terminate any Cadence Benefit Plan or BancorpSouth Benefit Plan, or any arrangement that would be a Cadence Benefit Plan or a BancorpSouth Benefit Plan if in effect on the date hereof, other than (x) in the ordinary course of business consistent with past practice, and (y) as would not reasonably be expected to materially increase the cost of benefits under any Cadence Benefit Plan, BancorpSouth Benefit Plan, Cadence Contract or BancorpSouth Contract, as the case may be, (ii) increase the compensation or benefits payable to any current or former employee, officer, director or individual consultant, other than increases to current employees and officers (x) in connection with a promotion or change in responsibilities and to a level consistent with similarly situated peer employees, (y) in the ordinary course of business consistent with past practice after prior notice to the other party hereto, or (z) the payment of incentive compensation for completed performance periods based upon corporate performance, the performance of such employee and, if applicable, such employee’s business, (iii) accelerate the vesting of any equity-based awards or other compensation, (iv) enter into any new, or amend any existing, employment, severance, change in control, retention, collective bargaining agreement or similar agreement or arrangement, other than entry into retention agreements or arrangements not related to the transactions contemplated by this Agreement with employees at or below the level of senior vice president in the ordinary course of business consistent with past practice, (v) fund any rabbi trust or similar arrangement or in any other way secure the payment of compensation or benefits under any Cadence Benefit Plan, BancorpSouth Benefit Plan, Cadence Contract or BancorpSouth Contract, as the case may be, (vi) terminate the employment or services of any “executive officer” (as defined in Rule 3b-7 promulgated under the Exchange Act), other than for cause, or (vii) hire any “executive officer” (as defined in Rule 3b-7 promulgated under the Exchange Act) (other than as a replacement hire receiving substantially similar terms of employment);

(g)          settle any material claim, suit, action or proceeding, except involving solely monetary remedies in an amount, individually and in the aggregate, that is not material to Cadence or BancorpSouth, as applicable, and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its Subsidiaries or the Surviving Entity after consummation of the Merger;

(h)          take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i)           amend its charter, its bylaws or comparable governing documents of its Subsidiaries that are “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the SEC;

(j)           other than in prior consultation with the other party to this Agreement, materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(k)          implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

(l)           enter into any new line of business or, other than in the ordinary course of business consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(m)         abandon or allow to lapse any material Intellectual Property, other than in the ordinary course of business consistent with past practice;

(n)          make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes, except, in each case, in the ordinary course of business;

(o)          merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

(p)          take any action that is intended or expected to result in any of the conditions to the Merger set forth in Section 7.1 or Section 7.2 not being satisfied, except as may be required by applicable law; or

(q)          agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

Article VI

ADDITIONAL AGREEMENTS

6.1           Regulatory Matters.

(a)          Promptly after the date of this Agreement, BancorpSouth and Cadence shall prepare and file with the FDIC and SEC, respectively, the Joint Proxy Statement, of which the Offering Circular will form a part. BancorpSouth and Cadence, as applicable, shall use reasonable best efforts to make such filings within forty-five (45) days of the date of this Agreement. Each of BancorpSouth and Cadence shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed or delivered to their respective shareholders as promptly as reasonably practicable. BancorpSouth shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Cadence shall furnish all information concerning Cadence and the holders of Cadence Common Stock as may be reasonably requested in connection with any such action.

(b)          The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings in respect of the Requisite Regulatory Approvals, use their reasonable best efforts to make such filings within forty-five (45) days of the date of this Agreement), to obtain as promptly as practicable all permits, consents, waivers approvals and authorizations of all third parties, Regulatory Agencies and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, waivers, approvals and authorizations of all such Regulatory Agencies and Governmental Entities. BancorpSouth and Cadence shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case, subject to applicable laws relating to the exchange of information, all the information relating to Cadence or BancorpSouth, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to obtaining all permits, consents, waivers, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated in this Agreement, and each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity; and provided, that each party shall promptly advise the other party with respect to substantive matters that are addressed in any meeting or conference with any Governmental Entity in connection with or affecting the transactions contemplated by this Agreement, to the extent permitted by such Governmental Entity and subject to applicable law and Section 9.14. As used in this Agreement, the term “Requisite Regulatory Approvals” shall mean all regulatory authorizations, consents, waivers, orders and approvals (and the expiration or termination of all statutory waiting periods in respect thereof) (i) from the FDIC (in respect of the Merger and the Bank Merger), the Mississippi Department and the Federal Reserve Board (in respect of the Merger), or (ii) referred to in Section 3.4 or Section 4.4 that are necessary to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), except for any such authorizations, consents, waivers, orders or approvals the failure of which to be obtained would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Surviving Entity.

(c)          In furtherance and not in limitation of the foregoing, each party shall use its reasonable best efforts to avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing. Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require BancorpSouth or Cadence or any of their respective Subsidiaries, and neither BancorpSouth nor Cadence nor any of their respective Subsidiaries shall be permitted (without the prior written consent of the other party), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, waivers, approvals and authorizations of Governmental Entities that would reasonably be expected to have a Material Adverse Effect on the Surviving Entity and its Subsidiaries, taken as a whole, after giving effect to the Merger (a “Materially Burdensome Regulatory Condition”).

(d)          BancorpSouth and Cadence shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the Offering Circular or any other statement, filing, notice or application made by or on behalf of BancorpSouth, Cadence or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

(e)          BancorpSouth and Cadence shall promptly advise each other upon receiving any communication from any Governmental Entity whose permit, consent, waiver, approval or authorization is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained, or that the receipt of any such permit, consent, waiver, approval or authorization will be materially delayed.

6.2           Access to Information; Confidentiality.

(a)          Upon reasonable notice and subject to applicable laws (including the Pandemic Measures), each of BancorpSouth and Cadence, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time the conversion or consolidation of systems and business operations generally, and, during such period, each of BancorpSouth and Cadence shall, and shall cause its respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement, offering circular or proxy statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that BancorpSouth or Cadence, as the case may be, is not permitted to disclose in accordance with Section 9.14 or otherwise under applicable law), and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither BancorpSouth nor Cadence nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of BancorpSouth’s or Cadence’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)        Each of BancorpSouth and Cadence shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated October 9, 2020, between BancorpSouth and Cadence (the “Confidentiality Agreement”).

(c)         No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth in this Agreement.

6.3         Non-Control.  Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.4          Shareholders’ Approvals. Each of BancorpSouth and Cadence shall call, give notice of, convene and hold a meeting of its shareholders (the “BancorpSouth Meeting” and the “Cadence Meeting,” respectively) as soon as reasonably practicable after the Joint Proxy Statement is filed by BancorpSouth with the FDIC and Joint Proxy Statement is filed by Cadence with the SEC, for the purpose of obtaining (a) the Requisite BancorpSouth Vote and the Requisite Cadence Vote, respectively, required in connection with this Agreement and the Merger, and (b) if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of shareholders in connection with the approval of a merger agreement or the transactions contemplated thereby, and each of Cadence and BancorpSouth shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date and at the same time, and to set the same record date for each such meeting. Each of BancorpSouth and Cadence and their respective Boards of Directors shall use its reasonable best efforts to obtain from the shareholders of BancorpSouth and Cadence, respectively, the Requisite BancorpSouth Vote and the Requisite Cadence Vote, respectively, including by communicating to the respective shareholders of BancorpSouth and Cadence its recommendation (and including such recommendation in the Joint Proxy Statement) that, in the case of BancorpSouth, the shareholders of BancorpSouth approve this Agreement (the “BancorpSouth Board Recommendation”), and in the case of Cadence, that the shareholders of Cadence approve this Agreement (the “Cadence Board Recommendation”), BancorpSouth and each of BancorpSouth and Cadence and their respective Boards of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to the other party the BancorpSouth Board Recommendation, in the case of BancorpSouth, or the Cadence Board Recommendation, in the case of Cadence, (ii) fail to make the BancorpSouth Board Recommendation, in the case of BancorpSouth, or the Cadence Board Recommendation, in the case of Cadence, in the Joint Proxy Statement, (iii) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal, or (B) reaffirm the BancorpSouth Board Recommendation, in the case of BancorpSouth, or the Cadence Board Recommendation, in the case of Cadence, in each case, within ten (10) business days (or such fewer number of days as remains prior to the BancorpSouth Meeting or the Cadence Meeting, as applicable) after an Acquisition Proposal is made public or any request by the other party to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing a “Recommendation Change”). However, subject to Section 8.1 and Section 8.2, if the Board of Directors of BancorpSouth or Cadence, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the BancorpSouth Board Recommendation or the Cadence Board Recommendation, as applicable, such Board of Directors may, in the case of BancorpSouth, prior to the receipt of the Requisite BancorpSouth Vote, and in the case of Cadence, prior to the receipt of the Requisite Cadence Vote, submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event such Board of Directors may communicate the basis for its lack of a recommendation to its shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided, that such Board of Directors may not take any actions under this sentence unless it (A) gives the other party at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an Acquisition Proposal, the latest material terms and conditions and the identity of the third party in any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances), and (B) at the end of such notice period, takes into account any amendment or modification to this Agreement proposed by the other party and, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the BancorpSouth Board Recommendation or Cadence Board Recommendation, as the case may be. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.4 and will require a new notice period as referred to in this Section 6.4. BancorpSouth or Cadence shall adjourn or postpone the BancorpSouth Meeting or the Cadence Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of BancorpSouth Common Stock or Cadence Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Cadence or BancorpSouth, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Cadence Vote or the Requisite BancorpSouth Vote, and subject to the terms and conditions of this Agreement, Cadence or BancorpSouth, as applicable, shall continue to use reasonable best efforts to solicit proxies from its shareholders in order to obtain the Requisite Cadence Vote or Requisite BancorpSouth Vote, respectively. Notwithstanding anything to the contrary in this Agreement, but subject to the obligation to adjourn or postpone such meeting as set forth in the immediately preceding sentence, unless this Agreement has been terminated in accordance with its terms, (x) the BancorpSouth Meeting shall be convened and this Agreement shall be submitted to the shareholders of BancorpSouth at the BancorpSouth Meeting, and (y) the Cadence Meeting shall be convened and this Agreement shall be submitted to the shareholders of Cadence at the Cadence Meeting, and nothing contained in this Agreement shall be deemed to relieve either BancorpSouth or Cadence of such obligation.

6.5         Legal Conditions to Merger. Subject in all respects to Section 6.1 of this Agreement, each of BancorpSouth and Cadence shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Cadence or BancorpSouth or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement, and (c) to obtain the tax opinions referenced in Section 7.2(c) and Section 7.3(c), including by executing and delivering representations contained in certificates of officers of BancorpSouth and Cadence reasonably satisfactory in form and substance to BancorpSouth’s and Cadence’s counsel.

6.6        Stock Exchange Listing. BancorpSouth shall cause the shares of BancorpSouth Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

6.7          Employee Matters.

(a)        From and after the Effective Time, unless otherwise mutually determined by Cadence and BancorpSouth prior to the Effective Time, BancorpSouth shall provide to employees of Cadence and its Subsidiaries who at the Effective Time become employees of BancorpSouth or its Subsidiaries (the “Continuing Employees”) employee compensation and benefits under the BancorpSouth Benefit Plans on terms and conditions that are no less favorable in the aggregate as those that apply to similarly situated BancorpSouth employees. Notwithstanding the foregoing, BancorpSouth and Cadence agree that, during the period commencing at the Effective Time and ending on the eighteen (18)-month anniversary thereof, any Continuing Employee or continuing employee of BancorpSouth and its Subsidiaries (in each case, other than those employees who are party to individual agreements that provide for severance benefits) who is involuntarily terminated during such eighteen (18)-month period will be provided with severance as described in Schedule 6.7(a) of the Cadence and BancorpSouth Disclosure Schedules.

(b)        For purposes of eligibility, participation, vesting and benefit accrual (except not for purposes of benefit accrual under any defined benefit pension plan or any purpose under the BancorpSouth Retirement Plan and Trust Agreement or to the extent that such credit would result in a duplication of benefits) under the BancorpSouth Benefit Plans and the Cadence Benefit Plans, service with or credited by BancorpSouth, Cadence or any of their respective Subsidiaries or predecessors for Continuing Employees or continuing employees of BancorpSouth or its Subsidiaries shall be treated as service with BancorpSouth to the same extent that such service was taken into account under the analogous Cadence Benefit Plan or BancorpSouth Benefit Plan prior to the Effective Time; provided that, for the avoidance of doubt, Continuing Employees (i) shall receive service credit with respect to the BancorpSouth 401(k) plan and (ii) shall not receive service credit with respect to the BancorpSouth Retirement Plan and Trust Agreement. With respect to any Cadence Benefit Plan or BancorpSouth Benefit Plan in which any employees of BancorpSouth or Cadence (or their Subsidiaries) prior to the Effective Time first become eligible to participate on or after the Effective Time, and in which such employees did not participate prior to the Effective Time, BancorpSouth, Cadence and the Surviving Entity shall: (A) waive all preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous BancorpSouth Benefit Plan or Cadence Benefit Plan, as the case may be, and (B) provide each such employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time under a BancorpSouth Benefit Plan or Cadence Benefit Plan (to the same extent that such credit was given under the analogous Cadence or BancorpSouth Benefit Plan) in satisfying any applicable deductible or out-of-pocket requirements under any Cadence Benefit Plan or BancorpSouth Benefit Plan in which such employee first become eligible to participate after the Effective Time.

(c)          The Surviving Entity agrees to honor in accordance with their terms all BancorpSouth Benefit Plans and Cadence Benefit Plans, including, without limitation, the BancorpSouth Benefit Plans set forth on Schedule 6.7(c) of the BancorpSouth Disclosure Schedule and Cadence Benefit Plans set forth on Schedule 6.7(c) of the Cadence Disclosure Schedule.

(d)          If requested by BancorpSouth in writing delivered to Cadence not less than twenty (20) business days before the Closing Date, the Board of Directors of Cadence (or the appropriate committee or officers thereof) shall adopt resolutions and take such corporate action as is necessary or appropriate to terminate the Cadence Banks, Inc. 401(k) Plan (the “Cadence 401(k) Plan”), effective as of the day prior to the Closing Date and contingent upon the occurrence of the Effective Time. If BancorpSouth requests that the Cadence 401(k) Plan be terminated, (i) Cadence shall provide BancorpSouth with evidence that such plan has been terminated (the form and substance of which shall be subject to reasonable review and comment by BancorpSouth) not later than two (2) days immediately preceding the Closing Date, and (ii) the Continuing Employees shall be eligible to participate, effective as of the Effective Time, in a 401(k) plan sponsored or maintained by BancorpSouth or one of its Subsidiaries (the “BancorpSouth 401(k) Plan”), it being agreed that there shall be no gap in participation in a tax-qualified defined contribution plan. BancorpSouth and Cadence shall take any and all actions as may be required, including amendments to the Cadence 401(k) Plan and/or the BancorpSouth 401(k) Plan, to permit the Continuing Employees to make rollover contributions to the BancorpSouth 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans), BancorpSouth Common Stock or a combination thereof in an amount equal to the full account balance distributed to such employee from the Cadence 401(k) Plan.

(e)          Nothing in this Agreement shall confer upon any employee, officer, director or consultant of BancorpSouth or Cadence or any of their Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Entity, Cadence, BancorpSouth or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Entity, Cadence, BancorpSouth or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of BancorpSouth or Cadence or any of their Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Cadence Benefit Plan or BancorpSouth Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Entity or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Cadence Benefit Plan or BancorpSouth Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of BancorpSouth or Cadence or any of their Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.8         Indemnification; Directors’ and Officers’ Insurance.

(a)        From and after the Effective Time, the Surviving Entity shall indemnify and hold harmless and shall advance expenses as incurred, in each case, to the fullest extent permitted by applicable law, the Cadence Articles, the Cadence Bylaws and the governing or organizational documents of any Cadence Subsidiary, each present and former director, officer or employee of Cadence and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Cadence Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of, or pertaining to, the fact that such person is or was a director, officer or employee of Cadence or any of its Subsidiaries or is or was serving at the request of Cadence or any of its Subsidiaries as a director or officer of another person and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement; provided, that in the case of advancement of expenses, any Cadence Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Cadence Indemnified Party is not entitled to indemnification. The Surviving Entity shall reasonably cooperate with the Cadence Indemnified Parties, and the Cadence Indemnified Parties shall reasonably cooperate with the Surviving Entity, in the defense of any such claim, action, suit, proceeding or investigation. Without limiting the indemnification and other rights provided in this clause (a), all rights to indemnification and all limitations on liability existing in favor of the Cadence Indemnified Parties as provided in any indemnification agreement in existence on the date of this Agreement shall survive the Merger and shall continue in full force and effect to the fullest extent permitted by law, and shall be honored by the Surviving Entity and its Subsidiaries or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto.

(b)          For a period of six (6) years after the Effective Time, the Surviving Entity shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Cadence (provided, that the Surviving Entity may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims against the present and former officers and directors of Cadence or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the approval of the transactions contemplated by this Agreement); provided, however, that the Surviving Entity shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by Cadence for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Entity shall cause to be maintained policies of insurance which, in the Surviving Entity’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, BancorpSouth or Cadence, in consultation with, but only upon the consent, of BancorpSouth, may (and at the request of BancorpSouth, Cadence shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six (6)-year “tail” policy under Cadence’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(c)          The obligations of the Surviving Entity, BancorpSouth or Cadence under this Section 6.8 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any Cadence Indemnified Party or any other person entitled to the benefit of this Section 6.8 without the prior written consent of the affected Cadence Indemnified Party or affected person.

(d)          The provisions of this Section 6.8 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Cadence Indemnified Party and his or her heirs and representatives. If the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its assets or deposits to any other person or engages in any similar transaction, then in each such case, the Surviving Entity will cause proper provision to be made so that the successors and assigns of the Surviving Entity will expressly assume the obligations set forth in this Section 6.8.

6.9         Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of BancorpSouth, on the one hand, and a Subsidiary of Cadence, on the other hand) or to vest the Surviving Entity with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger or the Bank Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by BancorpSouth.

6.10       Advice of Changes. BancorpSouth and Cadence shall each promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on such first party, or (ii) that such first party believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained in this Agreement that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.10 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case, unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.10 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

6.11        Dividends.

(a)          Subject to Section 6.11(b), after the date of this Agreement and to the extent permitted under the BancorpSouth Charter and the Cadence Articles, respectively, each of BancorpSouth and Cadence shall coordinate with the other the declaration of any dividends in respect of BancorpSouth Common Stock, BancorpSouth Preferred Stock and Cadence Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Cadence Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Cadence Common Stock and any shares of BancorpSouth Common Stock any such holder receives in exchange therefor in the Merger.

(b)          Subject to applicable law and the satisfaction or waiver of all of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of such conditions by the party or parties entitled to the benefit thereof at the Closing), prior to the Effective Time and in connection with the Closing, subject to applicable law, Cadence shall declare and, prior to the Effective Time, pay a cash dividend per share of Cadence Common Stock equal to $1.25 to holders of record of shares of Company Stock (the “Special Dividend” ). For the avoidance of doubt, in no event shall BancorpSouth or any of its Affiliates have any obligation, or be subject to any liability, to pay or fund the Special Dividend.

6.12       Shareholder Litigation. Each party shall give the other party prompt notice of any shareholder litigation against such party or its directors or officers relating to the transactions contemplated by this Agreement, and shall give the other party the opportunity to participate (at such other party’s expense) in the defense or settlement of any such litigation. Each party shall give the other a reasonable opportunity to review and comment on all filings or responses to be made by such party in connection with any such litigation, and will in good faith take such comments into account. No party shall agree to settle any such litigation without the other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the other party shall not be obligated to consent to any settlement which does not include a full release of such other party and its affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Entity or any of its affiliates.

6.13        Corporate Governance; Headquarters.

(a)          Prior to the Effective Time, the Board of Directors of BancorpSouth shall take all actions necessary to adopt the BancorpSouth Bylaw Amendment effective as of and from and after the Effective Time and to effect the requirements referenced therein. The provisions of Article XV of such bylaws shall also be considered an agreement of the parties in this Agreement mutatis mutandis. Effective as of the Effective Time, in accordance with the BancorpSouth Bylaw Amendment, the number of directors that will comprise the entire Board of Directors of the Surviving Entity shall each be twenty (20). Of the members of the initial Board of Directors of the Surviving Entity as of the Effective Time, eleven (11) shall be the current members of the Board of Directors of BancorpSouth as of immediately prior to the Effective Time (including the Chief Executive Officer of BancorpSouth as of immediately prior to the Effective Time) (the “Legacy BancorpSouth Directors”), and nine (9) shall be members of the Board of Directors of Cadence as of immediately prior to the Effective Time (including the Chief Executive Officer of Cadence as of immediately prior to the Effective Time) (the “Legacy Cadence Directors”). On or prior to the Effective Time, the Board of Directors of BancorpSouth shall take such actions as are necessary to cause the persons indicated in Exhibit C to be elected or appointed to the Board of Directors of the Surviving Entity, including the classes and committees thereof, in each case as specified therein and with effect as of the Effective Time. In connection with the first annual meeting of shareholders of the Surviving Entity following the Effective Time (the “First Annual Meeting”), the Board of Directors of the Surviving Entity shall (i) nominate a slate of Directors that is comprised of (A) all the Legacy Cadence Directors who are eligible to serve under the provisions of the BancorpSouth Bylaws and, in accordance with the Corporate Governance Principles of BancorpSouth as of the date hereof, who are under the age of seventy-five (75) as of the date of the First Annual Meeting and (B) each Legacy BancorpSouth Director whose class term has expired as of the First Annual Meeting and (ii) use reasonable best efforts to obtain the election of all such nominees by the shareholders of the Surviving Entity at the First Annual Meeting.

(b)          Effective as of the Effective Time: (i) James D. Rollins III shall be appointed Chairman of the Board of Directors and Chief Executive Officer of the Surviving Entity, (ii) Paul B. Murphy Jr. shall be appointed as Executive Vice Chairman and a member of the Board of Directors of the Surviving Entity and (iii) Larry G. Kirk shall be appointed independent lead director of the Board of Directors of the Surviving Entity.

(c)          As of the Effective Time, the main office (as defined for purposes of the Mississippi Banking Law) and bank headquarters of the Surviving Entity will be located in Tupelo, Mississippi and the corporate headquarters of the Surviving Entity will be located in Houston, Texas. The Chief Executive Officer and the Executive Vice Chairman of the Surviving Entity will maintain their respective principal offices in Tupelo, Mississippi and Houston, Texas.

(d)          As of the Effective Time, the name of the Surviving Entity will be Cadence Bank.

(e)         On or prior to the Effective Time, the Board of Directors of BancorpSouth shall take such actions as are necessary to cause the persons indicated in Exhibit C to be elected or appointed to the offices of the Surviving Entity specified in such Exhibit, with effect as of the Effective Time.

6.14       Acquisition Proposals.

(a)         Each party agrees that it will not, and will cause each of its Subsidiaries and use its reasonable best efforts to cause its and their respective officers, directors, employees, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any Acquisition Proposal (except to notify a person that has made or, to the knowledge of such party, is making any inquiries with respect to, or is considering making, an Acquisition Proposal, of the existence of the provisions of this Section 6.14), or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (whether written or oral, binding or nonbinding) (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 6.14) in connection with or relating to any Acquisition Proposal. Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the Requisite BancorpSouth Vote, in the case or BancorpSouth, or the Requisite Cadence Vote, in the case of Cadence, a party receives an unsolicited bona fide written Acquisition Proposal, such party may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the Acquisition Proposal if the Board of Directors of such party concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, such party shall have provided such information to the other party to this Agreement and shall have entered into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to it than the Confidentiality Agreement (“Acceptable Confidentiality Agreement”), which confidentiality agreement shall not provide such person with any exclusive right to negotiate with such party. Each party will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Cadence or BancorpSouth, as applicable, with respect to any Acquisition Proposal. Each party will promptly (within twenty-four (24) hours) advise the other party following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the material terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), will provide the other party with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received in connection with any such inquiry or Acquisition Proposal, and will keep the other party reasonably apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the material terms of such inquiry or Acquisition Proposal. Each party shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof. As used in this Agreement, “Acquisition Proposal” shall mean, with respect to BancorpSouth or Cadence, as applicable, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of a party and its Subsidiaries or twenty-five percent (25%) or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party.

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(b)      Nothing contained in this Agreement shall prevent a party or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A with respect to an Acquisition Proposal or from making any legally required disclosure to such party’s shareholders; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

6.15    Public Announcements. Cadence and BancorpSouth agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by the parties. Thereafter, each of the parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance, or (ii) for such releases, announcements or statements that are consistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section 6.15.

6.16    Change of Method.  Cadence and BancorpSouth shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of Cadence and BancorpSouth (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the Exchange Ratio or the number of shares of BancorpSouth Common Stock received by holders of Cadence Common Stock in exchange for each share of Cadence Common Stock, (ii) adversely affect the Tax treatment of Cadence’s shareholders or BancorpSouth’s shareholders pursuant to this Agreement, (iii) adversely affect the Tax treatment of Cadence or BancorpSouth pursuant to this Agreement, or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.1.

6.17    Restructuring Efforts.  If either Cadence or BancorpSouth shall have failed to obtain the Requisite Cadence Vote or the Requisite BancorpSouth Vote at the duly convened Cadence Meeting or BancorpSouth Meeting, as applicable, or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transactions provided for in this Agreement (it being understood that neither party shall have any obligation to alter or change any material terms, including the amount or kind of the consideration to be issued to holders of the capital stock of Cadence as provided for in this Agreement, or any term that would adversely affect the tax treatment of the transactions contemplated hereby, in a manner adverse to such party or its shareholders) and/or resubmit this Agreement and the transactions contemplated hereby (or as restructured pursuant to this Section 6.17) to its respective shareholders for approval.

6.18     Takeover Statutes.  None of Cadence, BancorpSouth or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.19     Treatment of Cadence Indebtedness.  At and after the Effective Time, BancorpSouth shall assume the due and punctual performance and observance of the covenants to be performed by Cadence under the indentures set forth on Section 6.19 of the Cadence Disclosure Schedule, and the due and punctual payment of the principal of (and premium, if any) and interest on, the notes governed thereby. In connection therewith, prior to the Effective Time, BancorpSouth and Cadence shall cooperate and use reasonable best efforts to execute and deliver any supplemental indentures, officer’s certificates or other documents, and the parties hereto shall cooperate and use reasonable best efforts to provide any opinion of counsel to the trustee thereof, required to make such assumption effective as of the Effective Time.

6.20      Exemption from Liability Under Section 16(b).  Cadence and BancorpSouth agree that, in order to most effectively compensate and retain Cadence Insiders, both prior to and after the Effective Time, it is desirable that Cadence Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Cadence Common Stock into shares of BancorpSouth Common Stock in the Merger and the conversion of Cadence Equity Awards into corresponding BancorpSouth Equity Awards in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.20. Cadence shall deliver to BancorpSouth in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of Cadence subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Cadence Insiders”), and the Board of Directors of BancorpSouth and of Cadence, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of Cadence) any dispositions of Cadence Common Stock or Cadence Equity Awards by the Cadence Insiders, and (in the case of BancorpSouth) any acquisitions of BancorpSouth Common Stock or BancorpSouth Equity Awards by any Cadence Insiders who, immediately following the Merger, will be officers or directors of the Surviving Entity subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case, pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

6.21     Certain Tax Matters.  Each of Cadence and BancorpSouth shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Each of Cadence and BancorpSouth shall use its reasonable best efforts and shall cooperate with one another to obtain the opinions of counsel referred to in Sections 7.2(c) and 7.3(c). In connection with the foregoing, (a) Cadence shall deliver to each of Wachtell, Lipton, Rosen & Katz and Sullivan & Cromwell LLP (or, if applicable, to such other nationally recognized tax counsel as is delivering the opinion referred to in Section 7.2(c) or 7.3(c)) a duly executed letter of representation customary for transactions of this type and reasonably satisfactory to such counsel (the “Cadence Tax Certificate”), and (b) BancorpSouth shall deliver to each of Wachtell, Lipton, Rosen & Katz and Sullivan & Cromwell LLP (or, if applicable, to such other nationally recognized tax counsel as is delivering the opinion referred to in Section 7.2(c) or 7.3(c)) a duly executed letter of representation customary for transactions of this type and reasonably satisfactory to such counsel (the “BancorpSouth Tax Certificate”), in the case of each of clauses (a) and (b), at such times as such counsel shall reasonably request.

Article VII

CONDITIONS PRECEDENT

7.1         Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)          Shareholder Approvals. The Requisite BancorpSouth Vote and the Requisite Cadence Vote shall have been obtained.

(b)          NYSE Listing. The shares of BancorpSouth Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c)        Regulatory Approvals. (i) All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(d)        No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement.

7.2      Conditions to Obligations of BancorpSouth.   The obligation of BancorpSouth to effect the Merger is also subject to the satisfaction, or waiver by BancorpSouth, at or prior to the Effective Time, of the following conditions:

(a)      Representations and Warranties. The representations and warranties of Cadence set forth in Section 3.2(a) and Section 3.8(a) (in each case, after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis), in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of Cadence set forth in Section 3.1(a), Section 3.1(b) (but only with respect to Cadence Bank), Section 3.2(b) (but only with respect to Cadence Bank), Section 3.3(a) and Section 3.7 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of Cadence set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Cadence or the Surviving Entity. BancorpSouth shall have received a certificate dated as of the Closing Date and signed on behalf of Cadence by the Chief Executive Officer or the Chief Financial Officer of Cadence to the foregoing effect.

(b)      Performance of Obligations of Cadence. Cadence shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and BancorpSouth shall have received a certificate dated as of the Closing Date and signed on behalf of Cadence by the Chief Executive Officer or the Chief Financial Officer of Cadence to such effect.

(c)      Federal Tax Opinion. BancorpSouth shall have received the opinion of Sullivan & Cromwell LLP (or other nationally recognized tax counsel), in form and substance reasonably satisfactory to BancorpSouth, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in the BancorpSouth Tax Certificate and the Cadence Tax Certificate.

7.3    Conditions to Obligations of Cadence. The obligation of Cadence to effect the Merger is also subject to the satisfaction, or waiver by Cadence, at or prior to the Effective Time of the following conditions:

(a)     Representations and Warranties. The representations and warranties of BancorpSouth set forth in Section 4.2(a) and Section 4.8(a) (in each case, after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis), in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of BancorpSouth set forth in Section 4.1(a), Section 4.3(a) and Section 4.7 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of BancorpSouth set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on BancorpSouth. Cadence shall have received a certificate dated as of the Closing Date and signed on behalf of BancorpSouth by the Chief Executive Officer or the Chief Financial Officer of BancorpSouth to the foregoing effect.

(b)     Performance of Obligations of BancorpSouth. BancorpSouth shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date (including the covenant to take all actions necessary to adopt the BancorpSouth Bylaw Amendment and to effect the requirements referenced therein that are to be effected as of the Effective Time), and Cadence shall have received a certificate dated as of the Closing Date and signed on behalf of BancorpSouth by the Chief Executive Officer or the Chief Financial Officer of BancorpSouth to such effect.

(c)     Federal Tax Opinion. Cadence shall have received the opinion of Wachtell, Lipton, Rosen & Katz (or other nationally recognized tax counsel), in form and substance reasonably satisfactory to Cadence, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in the BancorpSouth Tax Certificate and the Cadence Tax Certificate.

Article VIII

TERMINATION AND AMENDMENT

8.1     Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite Cadence Vote or the Requisite BancorpSouth Vote:

(a)      by mutual written consent of BancorpSouth and Cadence;

(b)      by either BancorpSouth or Cadence if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(c)       by either BancorpSouth or Cadence if the Merger shall not have been consummated on or before the twelve (12) month anniversary of the date of this Agreement (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(d)      by either BancorpSouth or Cadence (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Cadence, in the case of a termination by BancorpSouth, or BancorpSouth, in the case of a termination by Cadence, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by BancorpSouth, or Section 7.3, in the case of a termination by Cadence, and which is not cured within forty-five (45) days following written notice to Cadence, in the case of a termination by BancorpSouth, or BancorpSouth, in the case of a termination by Cadence, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(e)      by Cadence, if (i) BancorpSouth or the Board of Directors of BancorpSouth shall have made a Recommendation Change, or (ii) BancorpSouth or the Board of Directors of BancorpSouth shall have breached its obligations under Section 6.4 or 6.14 in any material respect; or

(f)      by BancorpSouth, if (i) Cadence or the Board of Directors of Cadence shall have made a Recommendation Change, or (ii) Cadence or the Board of Directors of Cadence shall have breached its obligations under Section 6.4 or 6.14 in any material respect.

8.2       Effect of Termination.

(a)      In the event of termination of this Agreement by either BancorpSouth or Cadence as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of BancorpSouth, Cadence, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b) (Access to Information; Confidentiality), Section 6.15 (Public Announcements), this Section 8.2 and Article IX (other than Section 9.12) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither BancorpSouth nor Cadence shall be relieved or released from any liabilities or damages arising out of its fraud or its willful and material breach of any provision of this Agreement. “Willful and material breach” shall mean a material breach of, or material failure to perform any of the covenants or other agreements contained in, this Agreement that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute such breach of or such failure of performance under this Agreement.

(b)       (i) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of Cadence or shall have been made directly to the shareholders of Cadence or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the Cadence Meeting) an Acquisition Proposal, in each case, with respect to Cadence, and (A) (x) thereafter this Agreement is terminated by either BancorpSouth or Cadence pursuant to Section 8.1(c) without the Requisite Cadence Vote having been obtained (and all other conditions set forth in Section 7.1 and Section 7.3 were satisfied or were capable of being satisfied prior to such termination), or (y) thereafter this Agreement is terminated by BancorpSouth pursuant to Section 8.1(d) as a result of a willful and material breach, and (B) prior to the date that is twelve (12) months after the date of such termination, Cadence enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Cadence shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay BancorpSouth, by wire transfer of same-day funds, a fee equal to $118,000,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b)(i), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%).”

(ii)        In the event that this Agreement is terminated by BancorpSouth pursuant to Section 8.1(f), then Cadence shall pay BancorpSouth, by wire transfer of same-day funds, the Termination Fee within two (2) business days of the date of termination.

(c)          (i)          In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of BancorpSouth or shall have been made directly to the shareholders of BancorpSouth or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the BancorpSouth Meeting) an Acquisition Proposal, in each case, with respect to BancorpSouth, and (A) (x) thereafter this Agreement is terminated by either BancorpSouth or Cadence pursuant to Section 8.1(c) without the Requisite BancorpSouth Vote having been obtained (and all other conditions set forth in Section 7.1 and Section 7.2 were satisfied or were capable of being satisfied prior to such termination), or (y) thereafter this Agreement is terminated by Cadence pursuant to Section 8.1(d) as a result of a willful and material breach, and (B) prior to the date that is twelve (12) months after the date of such termination, BancorpSouth enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then BancorpSouth shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Cadence the Termination Fee by wire transfer of same-day funds; provided, that for purposes of this Section 8.2(c)(i), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%).”

(ii)          In the event that this Agreement is terminated by Cadence pursuant to Section 8.1(e), then BancorpSouth shall pay Cadence, by wire transfer of same-day funds, the Termination Fee within two (2) business days of the date of termination.

(d)       Notwithstanding anything to the contrary in this Agreement, but without limiting the right of any party to recover liabilities or damages arising out of the other party’s fraud or willful and material breach of any provision of this Agreement, in no event shall either party be required to pay the Termination Fee more than once.

(e)       Each of BancorpSouth and Cadence acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if BancorpSouth or Cadence, as the case may be, fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee or any portion thereof, such non-paying party shall pay the costs and expenses of the other party (including attorneys’ fees and expenses) in connection with such suit. In addition, if BancorpSouth or Cadence, as the case may be, fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” published in the Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full.

Article IX

GENERAL PROVISIONS

9.1      Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite BancorpSouth Vote or the Requisite Cadence Vote; provided, however, that after the receipt of the Requisite BancorpSouth Vote or the Requisite Cadence Vote, there may not be, without further approval of the shareholders of BancorpSouth or Cadence, as applicable, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties hereto.

9.2      Extension; Waiver.  At any time prior to the Effective Time, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered by such other party pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained in this Agreement; provided, however, that after the receipt of the Requisite BancorpSouth Vote or the Requisite Cadence Vote, there may not be, without further approval of the shareholders of BancorpSouth or Cadence, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.3     Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, obligations, covenants and agreements in this Agreement (or in any certificate delivered pursuant to this Agreement) shall survive the Effective Time, except for Sections 6.8 and 6.13 and for those other obligations, covenants and agreements contained in this Agreement which by their terms apply in whole or in part after the Effective Time.

9.4       Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to the SEC and the FDIC in connection with the Merger and the other transactions contemplated hereby shall be borne equally by BancorpSouth and Cadence.

9.5     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)          if to Cadence, to:

Cadence Bancorporation

2100 Third Avenue North, Suite 1100

Birmingham, AL 35203

Attention:       Jerry W. Powell

E-mail:            jerry.powell@cadencebank.com

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention:       Edward D. Herlihy
                       David E. Shapiro

                       Mark F. Veblen
E-mail:           EDHerlihy@wlrk.com

                       DEShapiro@wlrk.com
                       MFVeblen@wlrk.com

and

(b)          if to BancorpSouth, to:

               BancorpSouth Bank

               One Mississippi Plaza
                                             Tupelo, Mississippi 38804
                                             Attention:        Charles Pignuolo

                       Email:             Charles.Pignuolo@bxs.com

                             With a copy (which shall not constitute notice) to each of:

Sullivan & Cromwell LLP
125 Broad Street

New York, New York 10004

Attention:         H. Rodgin Cohen

                         Mitchell S. Eitel

Facsimile:        (212) 558-3588
Email:               cohenhr@sullcrom.com

                          eitelm@sullcrom.com

Alston & Bird LLP
2200 Ross Avenue, Suite 2300

Dallas, Texas 75201

Attention:      Sanford M. Brown

Email:            sanford.brown@alston.com

9.6     Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of Cadence means the actual knowledge of any of the officers of Cadence listed on Section 9.6 of the Cadence Disclosure Schedule, and the “knowledge” of BancorpSouth means the actual knowledge of any of the officers of BancorpSouth listed on Section 9.6 of the BancorpSouth Disclosure Schedule. As used in this Agreement, (i) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (ii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (iii) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party and its representatives by 5:00 p.m., Central time, on the date hereof, (b) included in the virtual data room of a party by 5:00 p.m., Central time, on the date hereof, or (c) filed or furnished by a party with the SEC and publicly available on EDGAR at least one (1) day prior to the date hereof, (iv) “business day”  means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized by law or executive order to be closed, (v) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Merger and the Bank Merger and (vi) the terms “ordinary course” and “ordinary course of business” with respect to either party, shall take into account the commercially reasonable actions taken by such party and its Subsidiaries in response to a Pandemic and the Pandemic Measures. The Cadence Disclosure Schedule and the BancorpSouth Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. Nothing contained in this Agreement shall require any party or person to take any action in violation of applicable law.

9.7     Counterparts. This Agreement may be executed in counterparts (including by pdf), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8      Entire Agreement. This Agreement (including the documents and instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9       Governing Law; Jurisdiction.

(a)      This Agreement shall be governed by and construed in accordance with the internal, substantive laws of the State of Mississippi applicable to agreements entered into and to be performed solely within such state, without regard to any applicable conflicts of law principles.

(b)     Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Mississippi (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.10     Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11       Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.8, which is intended to benefit each Cadence Indemnified Party and his or her heirs and representatives, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth in this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.12       Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate, and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.13       Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.14      Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

9.15      Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, BancorpSouth and Cadence have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

BancorpSouth Bank

By:	/s/ James D. Rollins III
Name: James D. Rollins III
Title: Chief Executive Officer

Cadence Bancorporation

By:	/s/ Paul B. Murphy, Jr.
Name: Paul B. Murphy, Jr.
Title: Chairman, Chief Executive Officer and Director

Exhibit A

Form of BancorpSouth Bylaw Amendment

[Attached]

EXHIBIT A

Form of Bylaw Amendment

The First Amended and Restated Bylaws of BancorpSouth Bank, as amended (the “Bylaws”) shall be further amended as follows:

1.	A new Article XV shall be added to the Bylaws to state:

ARTICLE XV

CERTAIN GOVERNANCE MATTERS

Section 15.1          Interpretation; Definitions.

(a)          The following definitions shall apply to this Article XV and otherwise as applicable in these Bylaws:

(i)          “Designated Exchange” shall mean the primary stock exchange on which the Bank’s common stock is listed.

(ii)          “Effective Time” shall have the meaning set forth in the Agreement and Plan of Merger, dated as of April 12, 2021, by and between BancorpSouth Bank and Cadence Bancorporation, as it may have been amended, restated, supplemented or otherwise modified from time to time (the “Merger Agreement”).

(iii)          “Entire Board of Directors” shall mean the total number of directors on the Board without giving effect to vacancies.

(iv)          “First Annual Meeting” shall mean the first annual meeting of shareholders of the Bank following the Effective Time.

(v)          “Legacy Cadence” shall mean Cadence Bancorporation, a Delaware corporation, which has merged with and into the Bank effective as of the Effective Time.

(vi)          “Legacy Cadence Directors” shall mean the directors as of the Effective Time who were directors of Legacy Cadence as of immediately prior to the Effective Time.

(vii)          “Legacy BancorpSouth” shall mean BancorpSouth Bank, a Mississippi state-charted nonmember bank, as in existence immediately prior to the Effective Time.

(viii)          “Legacy BancorpSouth Directors” shall mean the directors as of the Effective Time who were directors of Legacy BancorpSouth as of immediately prior to the Effective Time.

(ix)          “Specified Period” shall mean the period beginning at the Effective Time and ending on the thirty-six (36) month anniversary of the Effective Time.

Section 15.2          Chairman; Executive Vice Chairman; Chief Executive Officer; Independent Lead Director.

(a)          Effective as of the Effective Time, (i) James D. Rollins III shall serve as the Chairman of the Board of Directors and Chief Executive Officer of the Bank, (ii) Paul B. Murphy, Jr. shall serve as Executive Vice Chairman of the Bank and as a Director and (iii) Larry G. Kirk shall serve as Independent Lead Director of the Board of Directors.

(b)          During the Specified Period, (i) any removal of any of the individuals serving in the capacities set forth in subsection (a) above from, or failure to appoint, re-elect or re-nominate any of them to, any such positions, (ii) any amendment or modification to any employment or similar agreement with any of them to the extent such amendment or modification would materially and adversely affect such individual, or (iii) any termination of their employment by the Bank or any subsidiary of the Bank,  shall, in each case, require the affirmative vote of at least two-thirds (66.7%) of the Entire Board of Directors.

Section 15.3             Composition of the Board of Directors.

Notwithstanding Section 4.1 of these Bylaws:

(a)          During the period between the Effective Time and the First Annual Meeting, the Board of Directors shall be comprised of twenty (20) Directors, of which eleven (11) shall be the Legacy BancorpSouth Directors (one of whom, as of the Effective Time, shall be the Chief Executive Officer of Legacy BancorpSouth as of immediately prior to the Effective Time) and nine (9) shall be the Legacy Cadence Directors (one of whom, as of the Effective Time, shall be the Chief Executive Officer of Legacy Cadence as of immediately prior to the Effective Time);

(b)          as of the First Annual Meeting, the Board of Directors shall be reduced to eighteen (18) Directors;

(c)          in connection with the First Annual Meeting, the Board of Directors shall nominate a slate of Directors that is comprised of:

(i)          all the Legacy Cadence Directors who are eligible to serve under the provisions of these Bylaws and, in accordance with the Bank’s Corporate Governance Principles, who are under the age of seventy-five (75) as of the date of the First Annual Meeting; and

(ii)          each Legacy BancorpSouth Director whose class term has expired as of the First Annual Meeting; and

(d)          each Legacy Cadence Director nominated pursuant to Section 15.3(b)(i) shall be nominated to join that certain class of directors as set forth in Exhibit C of the Merger Agreement.

Section 15.4          Committees.

(a)          During the Specified Period, the Board of Directors shall have and maintain as standing committees an Audit Committee, a Risk Management Committee, an Executive Compensation and Stock Incentive Committee, a Nominating & Corporate Governance Committee, a Credit Risk Committee and a Trust and Financial Services Committee.

(b)          During the Specified Period, the Board of Directors may by resolution (which, during the Specified Period, shall require the affirmative vote of at least two-thirds (66.7%) of the Entire Board of Directors) establish any committees not expressly contemplated by these Bylaws composed of directors as they may determine to be necessary or appropriate for the conduct of business of the Bank and may prescribe the composition, duties and procedures thereof.

(c)          At any time during the Specified Period in which an Executive Committee is in existence, the chairman of the Executive Committee shall be James D. Rollins III and each of Paul B. Murphy, Jr. and Larry G. Kirk shall serve as a member of the Executive Committee.

(d)          Notwithstanding anything to the contrary in these Bylaws, during the Specified Period, no committee (including, for the avoidance of doubt, any Executive Committee, to the extent such a committee is in existence) shall be permitted to take any action, and the Board shall not delegate to any committee the power to take any action, that, if taken by the Board of Directors, would require the affirmative vote of at least two-thirds (66.7%) of the Board of Directors pursuant to this Article XV.

Section 15.5          Corporate Name; Headquarters.

During the Specified Period, (a) the name of the Bank shall be “Cadence Bank”, (b) the shares of common stock of the Bank shall be traded on the Designated Exchange under the ticker symbol “CADE”, and (c) the main office (as defined for purposes of the Mississippi Banking Law) and bank headquarters of the Bank shall be located in Tupelo, Mississippi and the corporate headquarters shall be located in Houston, Texas.

Section 15.6          Amendments.

During the Specified Period, the provisions of (a) this Article XV, and (b) any other provision of these Bylaws that sets forth the authority and responsibility of the Chairman, Executive Vice Chairman or the Chief Executive Officer, may be modified, amended or repealed, and any Bylaw provision or other resolution inconsistent with this Article XV may be adopted, by the Board of Directors only by (and any such modification, amendment, repeal or inconsistent Bylaw provisions and other resolutions may be proposed or recommended by the Board of Directors for adoption by the shareholders of the Bank only by) an affirmative vote of at least two-thirds (66.7%) of the Entire Board of Directors.

Exhibit B

Form of Bank Merger Agreement

[Intentionally omitted]

Exhibit C

Directors

[Attached as Annex 1]

Officers

Name	Office
James D. Rollins III	Chairman and Chief Executive Officer
Paul B. Murphy Jr.	Executive Vice Chairman
Chris A. Bagley	President
R.H. (“Hank”) Holmes	Chief Banking Officer
Valerie C. Toalson	Chief Financial Officer

Annex 1 to Exhibit C

PROPOSED BXS/CADE BOARD COMMITTEE STRUCTURE

The following table shows the proposed membership of each committee of the Board of Directors:

Committee Chair-shown outlined

	Director	Board Class	Audit Committee	Executive Compensation and Stock Incentive Committee	Credit Risk Committee	Trust and Financial Services Committee	Nominating and Corporate Governance Committee	Risk Management	
1	Gus J. Blass III	II				**B**		B	2
2	Shannon Brown	III		B	B				2
3	Deborah Cannon	II	B		B				2
4	Charlotte Corley	I	B			B			2
5	Joe Evans	III			**C**	C			2
6	Dick Fredericks						C		1
7	Bill Harrison							C	1
8	Virginia Hepner	I	**C**	C					2
9	Skipper Holliman	III		B			B		2
10	Warren Hood	II	B					B	2
11	Keith Jackson	I				B	B		2
12	Larry Kirk*	I	B				**B**		2
13	Paul Murphy	I							0
14	Precious Owodunni	II	C				C		2
15	Alan Perry	III			B			**B**	2
16	Dan Rollins	III							0
17	Marc Shapiro	III		**C**			C		2
18	Tom Stanton	II		B				B	2
19	Kathy Waller	I		C	C				2
20	Tom Wiley	II				C		C	2
	BXS		4	3	3	3	3	4	20
	CADE		2	3	2	2	3	2	14
	TOTAL		**6**	**6**	**5**	**5**	**6**	**6**	**34**

* Independent Lead Director (for 3-year Class I term)

Class I term expires 2024, 2027
Class II expires in 2023, 2026
Class III expires in 2022, 2025